EXHIBIT 99.1

Selected Financial Data

Five-Year Financial Highlights

(in millions, except per share data)

	2010	2009 (3)	2008	2007	2006
Summary of Operations
Operating revenues (1):
Lifestyle Media	$1,867	$1,367	$1,312	$1,185	$1,052
Corporate	16		3	4	3

Total operating revenues	$1,883	$1,367	$1,315	$1,189	$1,055

Segment profit (loss) (1)(2):
Lifestyle Media	$904	$637	$632	$587	$504
Corporate	(68)	(66)	(49)	(33)	(32)

Total segment profit	$835	$571	$583	$554	$472

Income from continuing operations attributable to SNI common shareholders	$398	$275	$253	$264	$220

Per Share Data
Income from continuing operations attributable to SNI common shareholders	$2.37	$1.66	$1.54	$1.62	$1.35

Cash dividends (4)	.30	.30	.15

Balance Sheet Data
Total assets (3)	$3,388	$2,963	$1,773	$2,018	$2,385
Long-term debt (3)(5)	884	884	80	503	765
Redeemable noncontrolling interests (3)	158	114	9	23	23
Total SNI shareholders’ equity	1,776	1,384	1,132	991	1,164
Noncontrolling interest	146	151	147	137	117
Total equity	$1,922	$1,535	$1,279	$1,128	$1,281

Certain amounts may not foot since each is rounded independently.

Notes to Selected Financial Data

The selected consolidated and combined statements of operations data for all periods prior to July 1, 2008 are presented on a carve-out basis and reflect the results of operations and financial position of our businesses when they were a part of The E. W. Scripps Company. Results for those periods include estimates of our portion of The E. W. Scripps Company’s corporate expenses. The financial information for those years do not reflect what our results of operations and financial position would have been had we been a separate, stand-alone publically-traded company. This financial data has been recast to reflect Shopzilla, our Interactive Services business sold in May 2011, as discontinued operations.

(1)	Operating revenues and segment profit (loss) represent the revenues and the profitability measures used to evaluate the operating performance of our business segments in accordance with financial accounting standards for disclosures about segments of an enterprise and related information. See page F-7.

(2)	Segment profit is a supplemental non-GAAP financial measure. GAAP means generally accepted accounting principles in the United States. Our chief operating decision maker evaluates the operating performance of our reportable segments and makes decisions about the allocation of resources to our reportable segments using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America. For a reconciliation of this financial measure to operating income see the table on page F-9.

(3)	On December 15, 2009, we acquired a 65 percent controlling interest in the Travel Channel. In connection with the Travel Channel Acquisition, a majority-owned subsidiary of SNI completed a private placement of $885 million aggregate principal Senior Notes that mature in 2015.

(4)	Our first dividend as a stand-alone public company was paid in the third quarter of 2008. Accordingly, there are no dividends reported for the first two quarters of 2008 or the prior year periods.

(5)	The E. W. Scripps Company utilized a centralized approach to cash management and financing of its operations. Based on the historical funding requirements of our company, specifically the costs to fund acquisitions, fund investments in programming and support the expansion of Scripps Networks Interactive businesses, all of E. W. Scripps’ consolidated third party debt was allocated to us for all periods prior to the July 1, 2008 separation date.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This discussion and analysis of financial condition and results of operations is based upon the consolidated and combined financial statements and the notes thereto. You should read this discussion in conjunction with those financial statements.

Forward-Looking Statements

This discussion and the information contained in the notes to the consolidated and combined financial statements contain certain forward-looking statements that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from the expectations expressed in the forward-looking statements. Such risks, trends and uncertainties, which in most instances are beyond our control, include changes in advertising demand and other economic conditions; consumers’ tastes; program costs; labor relations; technological developments; competitive pressures; interest rates; regulatory rulings; and reliance on third-party vendors for various products and services. The words “believe,” “expect,” “anticipate,” “estimate,” “intend” and similar expressions identify forward-looking statements. All forward-looking statements, which are as of the date of this filing, should be evaluated with the understanding of their inherent uncertainty. We undertake no obligation to publicly update any forward-looking statement to reflect events or circumstances after the date the statement is made.

Executive Overview

Scripps Networks Interactive is one of the leading developers of lifestyle-oriented content for television and the Internet with respected, high-profile television and interactive brands. Our businesses engage audiences and efficiently serve advertisers by delivering entertaining and useful content that focuses on specifically defined topics of interest.

We manage our operations through one reportable operating segment, Lifestyle Media. Lifestyle Media includes our national television networks, Home and Garden Television (“HGTV”), Food Network, Travel Channel, DIY Network (“DIY”), Cooking Channel and Great American Country (“GAC”). The Company completed its rebranding of Fine Living Network (“FLN”) to the Cooking Channel on May 31, 2010. The Cooking Channel is a 24-hour network that explores the food content genre at a more detailed level, including expert advice and techniques. Lifestyle Media also includes Web sites that are associated with the aforementioned television brands and other Internet-based businesses, such as HGTVPro.com and FrontDoor.com, serving food, home and travel related categories. Our Lifestyle Media branded Web sites consistently rank at or near the top in their respective lifestyle categories on a unique visitor basis.

Operating revenues increased 38 percent to $1.9 billion when compared with 2009. Segment profit in 2010 was $835 million compared with $571 million in 2009, a 46 percent increase. Excluding the effects of the Travel Channel Acquisition (as defined in Note 4 to our consolidated and combined financial statements), operating revenues increased 20 percent in 2010 compared with 2009.

A strong scatter advertising market in 2010 combined with the success we have had monetizing the audience growth at our networks and contractual rate increases that were secured in the recent HGTV and Food Network affiliate distribution renewals contributed to the improved operating results in 2010 compared with 2009.

In 2010, HGTV was the 13th highest ranked ad-supported cable network, up 3 positions from 2009. For the full year 2010, HGTV audience ratings were level with 2009 and advertising sales increased 10 percent over the same period. For the full year 2010 prime time viewing on Food Network was just about even with the record-setting performance of 2009. Food Network finished the year as the 11th ranked ad-supported cable network in prime time, down one position from 2009. After launching on Memorial Day 2010, Cooking Channel continues to grow beyond expectations. Since the launch of the network, the prime time audience has improved 30 percent over the comparable period in 2009 with Fine Living. At Travel Channel, 2010 was the highest rated year ever for the network. The network is aggressively assembling a new slate of programming for 2011 to further build on these positive ratings trends. Lifestyle Media continues to focus on driving ratings growth for all our national television networks through popular programming and identifying opportunities to extend our nationally recognized brands to create new revenue streams.

During the second quarter of 2011, our Board of Directors approved the sale of our Shopzilla business and its related online comparison shopping brands. We received consideration totaling approximately $160 million upon finalizing the sale of the business on May 31, 2011. The Shopzilla businesses’ assets, liabilities and results of operations have been retrospectively presented as discontinued operations within our condensed consolidated financial statements for all periods.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) requires us to make a variety of decisions which affect reported amounts and related disclosures, including the selection of appropriate accounting principles and the assumptions on which to base accounting estimates. In reaching such decisions, we apply judgment based on our understanding and analysis of the relevant circumstances, including our historical experience, actuarial studies and other assumptions. We are committed to incorporating accounting principles, assumptions and estimates that promote the representational faithfulness, verifiability, neutrality and transparency of the accounting information included in the financial statements.

Note 2—Summary of Significant Accounting Policies to the consolidated and combined financial statements describes the significant accounting policies we have selected for use in the preparation of our financial statements and related disclosures. We believe the following to be the most critical accounting policies, estimates and assumptions affecting our reported amounts and related disclosures.

Programs and Program Licenses — Production costs for programs produced by us or for us are capitalized as program assets. Such costs include direct costs, production overhead, development costs and acquired production costs. Program licenses, which represent approximately 5 percent of our program assets, generally have fixed terms and require payments over the terms of the licenses. Licensed program assets and liabilities are recorded when the programs become available for broadcast. Program assets are amortized to expense over the estimated useful lives of the programs based upon future cash flows. The amortization of program assets generally results in an accelerated method over the estimated useful lives.

Estimated future cash flows can change based upon market acceptance, advertising and network affiliate fee rates, the number of cable and satellite television subscribers receiving our networks and program usage. Accordingly, we periodically review revenue estimates and planned usage and revise our assumptions if necessary. If actual demand or market conditions are less favorable than projected, a write-down to fair value may be required. Development costs for programs that we have determined will not be produced are written off.

Revenue Recognition – Revenue is recognized when persuasive evidence of a sales arrangement exists, delivery occurs or services are rendered, the sales price is fixed or determinable, and collectability is reasonably assured.

We have revenue recognition policies for our operating segments that are specific to the circumstances of each business. See Note 2-Summary of Significant Accounting Policies to the consolidated and combined financial statements for a summary of these revenue recognition policies.

Acquisitions – Assets acquired and liabilities assumed in a business combination are recorded at fair value. We generally determine fair values using comparisons to market transactions and discounted cash flow analyses. The use of a discounted cash flow analysis requires significant judgment to estimate the future cash flows derived from the asset, the expected period of time over which those cash flows will occur and the determination of an appropriate discount rate. Changes in such estimates could affect the amounts allocated to individual identifiable assets. While we believe our assumptions are reasonable, if different assumptions were made, the amount allocated to intangible assets could differ substantially from the reported amounts.

Goodwill – Goodwill for each reporting unit is tested for impairment on an annual basis or when events occur or circumstances change that would indicate the fair value of a reporting unit is below its carrying value. For purposes of performing the impairment test for goodwill, our reporting unit is Lifestyle Media. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than its carrying value.

To determine the fair value of our reporting units, we generally use market data, appraised values and discounted cash flow analyses. The use of a discounted cash flow analysis requires significant judgment to estimate the future cash flows derived from the asset or business, the period of time over which those cash flows will occur and the determination of an appropriate discount rate. Changes in our estimates and projections or changes in our established reporting units could materially affect the determination of fair value for each reporting unit.

Our annual goodwill impairment analysis, which was completed during the fourth quarter, did not result in an impairment charge in 2010. The fair value of our Lifestyle Media reporting unit substantially exceeds the carrying value.

Finite-Lived Intangible Assets – Finite-lived intangible assets (e.g., customer lists, trade names, technology, network distribution relationships) are tested for impairment when a triggering event occurs. Such triggering events include the significant disposal of a portion of such assets or the occurrence of an adverse change in the market involving the business employing the related asset. Once a triggering event has occurred, the impairment test employed is based on whether the intent is to hold the asset for continued use or to hold the asset for sale. If the intent is to hold the asset for continued use, the impairment test first requires a comparison of undiscounted future cash flows against the carrying value of the asset. If the carrying value of such asset exceeds the undiscounted cash flows, the asset would be deemed to be impaired. Impairment would then be measured as the difference between the fair value of the asset and its carrying value. Fair value is generally determined by discounting the future cash flows associated with that asset. If the intent is to hold the asset for sale and certain other criteria are met (e.g., the asset can be disposed of currently, appropriate levels of authority have approved the sale or there is an actively pursuing buyer), the impairment test involves comparing the asset’s carrying value to its fair value. To the extent the carrying value is greater than the asset’s fair value, an impairment loss is recognized for the difference.

Significant judgments in this area involve determining whether a triggering event has occurred, the determination of the cash flows for the assets involved and the discount rate to be applied in determining fair value.

Income Taxes – The application of income tax law is inherently complex. As such, we are required to make many assumptions and judgments regarding our income tax positions and the likelihood whether such tax positions would be sustained if challenged. Interpretations and guidance surrounding income tax laws and regulations change over time. As such, changes in our assumptions and judgments can materially affect amounts recognized in the consolidated and combined financial statements.

We have deferred tax assets and record valuation allowances to reduce such deferred tax assets to the amount that is more likely than not to be realized. We consider ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance. In the event we determine the deferred tax asset we would realize would be greater or less than the net amount recorded, an adjustment would be made to the tax provision in that period.

New Accounting Standards

A discussion of recently issued accounting pronouncements is described in Note 3-Accounting Standards Updates and Recently

Issued Accounting Standards Updates, of the Notes to Consolidated and Combined Financial Statements.

Results of Operations

The trends and underlying economic conditions affecting the operating performance and future prospects in our business segment is affected by multiple media platforms competing for consumers and advertising dollars. In our Lifestyle Media division, we need to continue to create popular programming that resonates across a variety of demographic groups, develop new brands and find additional channels through which we can capitalize on the recognition of our existing brands and distribute our lifestyle-related content. We believe the following discussion of our consolidated and combined results of operations should be read in conjunction with the discussion of the operating performance of our business segment that follows on pages F-7 through F-11.

Consolidated and Combined Results of Operations – Results of operations were as follows:

(in thousands)	For the years ended December 31,
	2010	Change	2009	Change	2008
Operating revenues	$1,882,693	37.7%	$1,367,328	4.0%	$1,314,566
Costs and expenses	(1,047,553)	31.5%	(796,415)	8.9%	(731,390)
Depreciation and amortization of intangible assets	(91,351)		(40,608)	40.0%	(29,004)
Losses on disposal of PP&E	(1,511)		(755)	(4.6)%	(791)

Operating income	742,278	40.2%	529,550	(4.3)%	553,381
Interest expense	(35,167)		(2,810)	(80.2)%	(14,207)
Travel Channel financing costs			(12,118)
Losses on repurchases of debt					(26,380)
Equity in earnings of affiliates	30,126	61.7%	18,626	20.2%	15,498
Miscellaneous, net	(1,576)	(23.3)%	(2,056)		1,569

Income from continuing operations before income taxes	735,661	38.5%	531,192	0.3%	529,861
Provision for income taxes	(219,427)	28.5%	(170,733)	(7.4)%	(184,288)

Income from continuing operations, net of tax	516,234	43.2%	360,459	4.3%	345,573
Income from discontinued operations, net of tax	12,775	(47.7)%	24.415		(229,625)

Net income	529,009	37.4%	384,874		115,948
Net income attributable to noncontrolling interests	(118,037)	38.0%	(85,548)	(7.4)%	(92,391)

Net income attributable to SNI	$410,972	37.3%	$299,326		$23,557

On December 15, 2009, we acquired a 65 percent controlling interest in the Travel Channel (the “Travel Channel Acquisition”). Accordingly, our consolidated results of operations and our Lifestyle Media segment results in 2010 include the operating results of the Travel Channel.

Discontinued Operations – Discontinued operations reflect the Shopzilla business that was sold in May 2011 and the uSwitch business that was sold in December 2009.

Results of discontinued operations were as follows:

(in thousands)	For the years ended December 31,
	2010	2009	2008
Operating revenues:
Shopzilla	$184,469	$173,920	$236,133
uSwitch	—	22,732	39,938

Total operating revenues	$184,469	$196,652	$276,071

Income (loss) from discontinued operations, before tax:
Shopzilla:
Income (loss) from operations	$4,243	$(10,935)	$(219,556)
uSwitch:
Income (loss) from operations	714	(4,131)	(986)
Gain on divestiture		28,668

Income (loss) from discontinued operations, before tax	4,957	13,602	(220,542)
Income taxes (benefit)	(7,818)	(10,813)	9,083

Income (loss) from discontinued operations, net of tax	$12,775	$24,415	$(229,625)

The income tax benefit recorded in 2010 reflects a reduction in the valuation allowance on the deferred tax asset resulting from the uSwitch sale in December 2009. The reduction in the valuation allowance is attributed to the partial utilization of the uSwitch capital loss against capital gains that were generated in periods prior to the Company’s separation from The E. W. Scripps Company (“E. W. Scripps”). In accordance with the tax allocation agreement with E. W. Scripps, we were notified in 2010 that these capital gains were available for use by SNI. The income tax benefit increased income from discontinued operations $9.3 million.

The 2009 gain on the uSwitch divestiture reflects the recognition of $44.4 million in foreign currency translation gains that were previously recognized in equity as a component of accumulated other comprehensive income (loss). The foreign currency translation gains was partially offset by a $6.8 million charge recorded for lease obligations we retained in the sale and an $8.9 million loss that was recognized on the sale of uSwitch’s net assets. Operating results of our discontinued operations in 2008 include a non-cash charge of $244 million to write-down Shopzilla’s goodwill.

Continuing Operations

2010 compared with 2009

The increase in operating revenues in 2010 compared with 2009 was primarily attributed to the Travel Channel Acquisition and solid growth in advertising sales and affiliate fee revenue from our national television networks. The increase in advertising sales at Lifestyle Media reflects strong pricing and sales in the scatter advertising market. The increase in affiliate fee revenues reflects contractual rate increases achieved in new contracts at HGTV and Food Network as well as subscriber growth at all of our networks.

Costs and expenses increased 32 percent in 2010 compared with 2009. The increase in consolidated expenses was attributed to the addition of the Travel Channel, our continued investment in international expansion initiatives, and the restoration of marketing budgets to support brand-building initiatives at all of the Company’s television networks. Marketing expenses were significantly held back in 2009 in response to the economic recession and its anticipated negative effect on advertising sales. Consolidated expenses in 2010 include $29.9 million of costs incurred for the transition of the Travel Channel business into SNI and $11.0 million of marketing and legal expenses incurred to support the Company’s affiliate agreement negotiations for Food Network and HGTV. Costs and expenses in 2009 include a $21.1 million charge to write-off FLN programming rights and approximately $10 million of costs related to the Travel Channel Acquisition.

Depreciation and amortization increased primarily as a result of the Travel Channel Acquisition. We expect depreciation and amortization will be approximately $90 million to $100 million for the full year of 2011.

In December of 2009, a majority-owned subsidiary of SNI issued $885 million aggregate principal amount of 3.55% Senior Notes in conjunction with the Travel Channel Acquisition. The interest costs incurred on these notes represented the increase in interest expense in 2010 compared with 2009. We expect interest expense will be $33 million to $35 million in 2011.

Travel Channel financing costs in 2009 reflect fees incurred on the Travel Channel debt structuring.

The increase in equity in earnings of affiliates reflects the growing contribution from both our Fox-BRV investment and the Food Network Magazine.

Our effective tax rate was 29.8 percent in 2010 and 32.1 percent in 2009. The income tax provision in 2010 includes favorable adjustments of $21.5 million that were primarily related to the settlement of tax positions from prior years. The income tax provision in 2009 includes $6.7 million of favorable adjustments that were primarily attributed to differences identified between our prior year tax provision and tax returns. Additionally, our effective tax rate in 2010 is favorably impacted by the phasing in of a higher section 199 deduction for domestic production activities. The deduction for qualifying activities is 9 percent in 2010 compared with 6 percent in 2009.

Our effective income tax rate is also affected by the operating results of the Food Network partnership and Travel Channel, both of which have noncontrolling owners. Income taxes on partnership income accrue to the individual partners. While the income before income tax reported in our consolidated and combined financial statements includes all of the income (loss) before tax of the partnership, our income tax provision does not include income taxes on the portion of the Food Network partnership and Travel Channel income (loss) that is attributed to the noncontrolling interests.

Net income attributable to noncontrolling interests in 2010 reflects noncontrolling interests’ share of the Food Network partnership, Travel Channel and the international venture with Chello Zone Media (“Chello”). The increase in net income attributable to noncontrolling interests reflects the growing profitability of the Food Network partnership.

2009 compared with 2008

The increase in operating revenues in 2009 compared with 2008 was primarily attributed to an 18 percent increases in affiliate fee revenue at our national television networks. Excluding the impact of Travel Channel’s advertising revenues for the 16 days owned by us in 2009, Lifestyle Media advertising revenues were effectively flat compared with 2008 reflecting the effects of the economic recession and its related impact on advertising rates.

Costs and expenses in 2009 include the $21.1 million charge to write-off FLN programming rights and approximately $14 million of costs related to the Travel Channel Acquisition and international investments. Excluding these items, costs and expenses increased 4 percent when compared with 2008. Increases in programming costs at our national networks were partially offset by reductions in marketing and promotion costs.

Depreciation incurred on capitalized software development costs and capitalized Web site costs contributed to the increase in depreciation and amortization.

Interest expense decreased in 2009 compared with 2008 due to lower average debt levels. Outstanding borrowings incurred under our credit facility were repaid in the first quarter of 2009.

In the second quarter of 2008, E. W. Scripps redeemed their outstanding notes which were previously allocated to us in our consolidated and combined financial statements. The associated loss on extinguishment of $26.4 million from such redemption has been allocated to us in our statement of operations.

Our effective tax rate was 32.1 percent in 2009 and 34.8 percent in 2008. The income tax provision in 2009 includes $6.7 million of favorable adjustments that were primarily attributed to differences identified between our prior year tax provision and tax returns. The effective tax rate in 2008 was impacted by the allocated loss on extinguishment of debt, which was not deductible for income tax purposes.

Business Segment Results – As discussed in Note 21-Segment Information to the consolidated and combined financial statements, our chief operating decision maker evaluates the operating performance of our business segments using a performance measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America.

Items excluded from segment profit generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance based upon current economic conditions and decisions made by the managers of those business segments in the current period.

Information regarding the operating performance of our business segments and a reconciliation of such information to the consolidated and combined financial statements is as follows:

(in thousands)	For the years ended December 31,
	2010	Change	2009	Change	2008
Segment operating revenue:
Lifestyle Media	$1,867,228	36.6%	$1,366,802	4.2%	$1,312,313
Corporate	15,536		675		2,422
Intersegment eliminations	(71)		(149)		(169)

Total operating revenues	$1,882,693	37.7%	$1,367,328	4.0%	$1,314,566

Segment profit (loss):
Lifestyle Media	$903,572	41.9%	$636,865	0.8%	$632,059
Corporate	(68,432)	3.8%	(65,952)	34.9%	(48,883)

Total segment profit	835,140	46.3%	570,913	(2.1)%	583,176
Depreciation and amortization of intangible assets	(91,351)		(40,608)		(29,004)
Losses on disposal of PP&E	(1,511)		(755)		(791)
Interest expense	(35,167)		(2,810)		(14,207)
Travel Channel financing costs			(12,118)
Losses on repurchases of debt					(26,380)
Equity in earnings of affiliates	30,126		18,626		15,498
Miscellaneous, net	(1,576)		(2,056)		1,569

Income from continuing operations before income taxes	$735,661		$531,192		$529,861

Corporate includes the operating results of the venture we formed with Chello in the fourth quarter of 2009, operating results from the international licensing of our national networks’ programming, and the costs associated with our international expansion initiatives. The venture with Chello, of which we own 89 percent, was formed to launch new lifestyle-oriented channels in Europe, the Middle East, and Africa.

Our continued investment in international expansion initiatives increased the 2010 segment loss at corporate by $11.3 million. Corporate costs in 2009 include transaction costs of $10.2 million that were incurred related to the Travel acquisition.

Corporate costs for the first six months of 2008 reflect an estimate of SNI’s portion of E. W. Scripps’ corporate expenses for the period prior to the July 1, 2008 separation date. Such estimates are not necessarily representative of our costs as a stand-alone, publicly-traded company.

A reconciliation of segment profit to operating income determined in accordance with accounting principles generally accepted in the United States of America for each business segment was as follows:

(in thousands)	For the years ended December 31,
	2010	2009	2008
Operating income	$742,278	$529,550	$553,381
Depreciation and amortization of intangible assets:
Lifestyle Media	89,469	38,822	28,309
Corporate	1,882	1,786	695
Losses (gains) on disposal of PP&E:
Lifestyle Media	1,511	755	721
Corporate			70

Total segment profit	$835,140	$570,913	$583,176

Lifestyle Media – Lifestyle Media includes our national television networks, HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel (previously branded as Fine Living Network), and GAC. Lifestyle Media also includes Web sites that are associated with the aforementioned television brands and other Internet-based businesses serving food, home, and travel related categories. The Food Network and Cooking Channel are included in the Food Network Partnership of which we currently own approximately 75 percent. We also own 65 percent of Travel Channel.

Our Lifestyle Media division earns revenue primarily from the sale of advertising time on our national networks, affiliate fees paid by cable, satellite and other television distribution operators that carry our network programming, the licensing of its content to third parties, the licensing of its brands for consumer products and from the sale of advertising on our Lifestyle Media affiliated Web sites. Employee costs and programming costs are Lifestyle Media’s primary expenses. The demand for national television advertising is the primary economic factor that impacts the operating performance of our networks.

Operating results for Lifestyle Media were as follows:

(in thousands)	For the years ended December 31,
	2010	Change	2009	Change	2008
Segment operating revenues:
Advertising	$1,287,956	27.6%	$1,009,496	0.4%	$1,005,330
Network affiliate fees, net	551,424	69.2%	325,885	17.5%	277,370
Other	27,848	(11.4)%	31,421	6.1%	29,613

Total segment operating revenues	1,867,228	36.6%	1,366,802	4.2%	1,312,313

Segment costs and expenses:
Employee compensation and benefits	220,262	19.9%	183,667	5.8%	173,667
Program amortization	399,024	21.4%	328,616	17.5%	279,767
Other segment costs and expenses	344,370	58.2%	217,654	(4.0)%	226,820

Total segment costs and expenses	963,656	32.0%	729,937	7.3%	680,254

Segment profit	$903,572	41.9%	$636,865	0.8%	$632,059

Supplemental Information:
Billed network affiliate fees	$582,117		$361,665		$308,456
Program payments	388,725		284,409		280,893
Depreciation and amortization	89,469		38,822		28,309
Capital expenditures	53,343		66,112		57,074

A strong scatter advertising market in 2010 combined with the success we have had monetizing the audience growth at our networks resulted in double-digit advertising growth in 2010 compared with 2009, which was negatively affected by the economic recession. Excluding the effects of the Travel Channel Acquisition, advertising revenues increased 14 percent in 2010 compared with 2009.

After excluding Travel Channel’s advertising revenues for the 16 days of 2009 that it was owned by the Company, advertising revenues decreased slightly in 2009 compared with 2008. General weakness in the 2009 scatter advertising market relative to strong growth in the first six months of 2008 and the effects of the economic recession on 2009 advertising rates contributed to the decrease in advertising revenues in 2009 compared with 2008.

Distribution agreements with cable and satellite television systems require that the distributor pay SNI affiliate fees over the terms of the agreements in exchange for our programming. Excluding the effects of the Travel Channel Acquisition, network affiliate fees increased 40 percent in 2010 compared with 2009 and increased 16 percent in 2009 compared with 2008. The increase in network affiliate fees over each of the last three years reflects both scheduled rate increases and wider distribution of the networks. During the fourth quarter of 2009, the Company successfully renewed the majority of its existing Food Network affiliate agreements and also reached agreement on certain of its HGTV affiliate agreements.

Online revenues from our digital businesses were $90.2 million in 2010, $81.8 million in 2009, and $81.9 million in 2008. Effects of the economic recession and related softness in online advertising demand for the majority of 2009 contributed to the slight decline in SN Digital’s revenues in 2009 compared with 2008.

We expect operating revenues at Lifestyle Media will increase 10 percent to 12 percent for the full year of 2011.

The addition of the Travel Channel is the primary contributor to the increase in employee compensation and benefits costs in 2010 compared with 2009. The hiring of additional employees throughout the first six months of 2008 to support the growth of Lifestyle Media contributed to the year-over-year increases in employee compensation and benefits during 2009 compared with 2008.

During the fourth quarter of 2009, we announced the rebranding of FLN to the Cooking Channel. As a result of the decision to rebrand, we completed an analysis of FLN’s programming library and recorded a non-cash charge of $21.1 million to write-down the value of FLN’s programming rights to their expected fair value. Excluding this 2009 charge, programs and program licenses increased 30 percent in 2010 compared with 2009 and increased 10 percent in 2009 compared with 2008. The increase in programs and program license amortization reflects the investment in the improved quality and variety of programming at our networks. Additionally, the Travel Channel Acquisition accounted for more than half of the increase in program expenses in 2010 compared with 2009. Programming expenses are expected to increase 6 percent to 9 percent for the full year of 2011.

The increase in other costs and expenses in 2010 compared with 2009 is primarily attributed to the inclusion of Travel Channel operating results, transition costs incurred related to the Travel Channel business, marketing and legal expenses incurred to support the Company’s affiliate agreement renewal negotiations for Food Network and HGTV, and the restoration of marketing budgets to support brand-building initiatives at all of the Company’s networks. Non-programming expenses are expected to be flat to down 2 percent for the full year of 2011.

Capital expenditures for each year reported, and particularly in 2009, include the costs related to the expansion of Lifestyle Media’s headquarters in Knoxville, Tennessee.

Supplemental financial information for Lifestyle Media is as follows:

(in thousands)	For the years ended December 31,
	2010	Change	2009	Change	2008
Operating revenues by brand:
HGTV	$685,237	11.2%	$616,278	3.3%	$596,584
Food Network	663,530	30.7%	507,513	4.4%	485,914
Travel Channel	248,510		11,334
DIY	87,140	25.1%	69,670	8.9%	64,005
Cooking Channel / FLN (1)	55,281	19.9%	46,115	(12.1)%	52,464
GAC	30,267	12.7%	26,864	6.7%	25,175
Digital Businesses	90,216	10.3%	81,804	(0.1)%	81,894
Other	9,133	11.7%	8,173	18.4%	6,900
Intrasegment eliminations	(2,086)		(949)	52.3%	(623)

Total segment operating revenues	$1,867,228	36.6%	$1,366,802	4.2%	$1,312,313

Subscribers (2):
HGTV	99,400	0.7%	98,700	1.0%	97,700
Food Network	100,100	0.9%	99,200	1.3%	97,900
Travel Channel	95,600	0.4%	95,200	1.5%	93,800
DIY	53,500	0.6%	53,200	7.7%	49,400
Cooking Channel / FLN (1)	57,100	1.2%	56,400	4.6%	53,900
GAC	59,300	1.4%	58,500	6.2%	55,100

(1)	The Cooking Channel, a replacement for FLN, premiered on May 31, 2010.
(2)	Subscriber counts are according to the Nielsen Homevideo Index (“Nielsen”), with the exception of FLN in 2008, which was not yet rated by Nielsen and represented comparable amounts calculated by us.

Liquidity and Capital Resources

Our primary source of liquidity is cash and cash equivalents on hand, cash flows from operations, available borrowing capacity under our revolving credit facility, and access to capital markets. Advertising provides approximately 70 percent of total operating revenues, so cash flow from operating activities is adversely affected during recessionary periods. Information about our use of cash flow from operating activities is presented in the following table:

(in thousands)	For the years ended December 31,
	2010	2009	2008
Net cash provided by continuing operating activities	$448,579	$508,659	$499,068
Net cash provided by (used in) discontinued operations	16,741	2,232	31,094
Dividends paid, including to noncontrolling interest	(161,783)	(138,443)	(107,211)
Employee stock option proceeds	65,230	27,735	5,873
Other, net	(2,830)	(13,022)	(3,268)
Change in parent company investment, net			93,958

Cash flow available for acquisitions, investments, debt repayment	365,937	387,161	519,514
Sources and uses of available cash flow:
Business acquisitions and net investment activity	(15,625)	(877,671)	(15,702)
Capital expenditures	(54,785)	(69,329)	(57,554)
Premium payment on repurchases of debt			(22,517)
Increase (decrease) in long-term debt, net		804,239	(426,303)

Increase (decrease) in cash and cash equivalents	$295,527	$244,400	$(2,562)

Our cash flow has been used primarily to fund acquisitions and investments, develop new businesses, and repay debt. We expect cash flow from operating activities in 2011 will provide sufficient liquidity to continue the development of our emerging brands and to fund the capital expenditures necessary to support our business.

In January 2010, we acquired the remaining 6 percent residual interest in FLN for cash consideration of $14.4 million.

In December 2009, we completed the sale of uSwitch which provided cash consideration of approximately $10 million.

In December 2009, we acquired a 65 percent controlling interest in Travel Channel through a transaction structured as a leveraged joint venture between SNI and Cox TMI, Inc., a wholly owned subsidiary of Cox Communications, Inc. (“Cox”). Pursuant to the terms of the transaction, Cox contributed the Travel Channel business, valued at $975 million, and SNI contributed $181 million in cash to the joint venture. The joint venture also issued $885 million aggregate principal amount of 3.55% Senior Notes due 2015 at a price equal to 99.914% of the principal amount. The Notes were guaranteed by SNI. Cox has agreed to indemnify SNI for payments made in respect of SNI’s guarantee. Net proceeds from the issuance of the Notes totaling

$877.5 million were distributed to Cox in connection with the Travel Channel Acquisition.

On June 30, 2008, we entered into a Competitive Advance and Revolving Credit Facility that permits $550 million in aggregate borrowings and expires in June 2013. We borrowed $325 million under the credit facility on June 30, 2008. Utilizing existing cash on hand and the proceeds from these borrowings, we paid a dividend of $430 million to E. W. Scripps prior to the consummation of the spin-off. As of December 31, 2010, the Credit Facility balance has been reduced to zero as a result of payments made against the Facility in 2008 and 2009.

Pursuant to the terms of the Food Network general partnership agreement, the partnership is required to distribute available cash to the general partners. After providing distributions to the partners for respective tax liabilities, available cash is then applied against any capital contributions made by partners prior to distribution based upon each partners’ ownership interest in the partnership. Cash distributions to Food Network’s noncontrolling interest were $112 million in 2010, $88.9 million in 2009 and $82.7 million in 2008. With consideration for the contribution of the Cooking Channel to the Food Network partnership, we expect the cash distributions to the noncontrolling interest will approximate $80 million in 2011.

We have paid quarterly dividends of $.075 per share since our inception as a public company on July 1, 2008. Total dividend payments to shareholders of our common stock were $50.1 million in 2010, $49.5 million in 2009 and $24.6 million in 2008. We currently expect that comparable quarterly cash dividends will continue to be paid in the future. Future dividends are, however, subject to our earnings, financial condition and capital requirements.

Off-Balance Sheet Arrangements and Contractual Obligations

Off-Balance Sheet Arrangements

Off-balance sheet arrangements include the following four categories: obligations under certain guarantees or contracts; retained or contingent interests in assets transferred to an unconsolidated entity or similar arrangements; obligations under certain derivative instruments; and obligations under material variable interests.

We may use derivative financial instruments to manage exposure to interest rate and foreign exchange rate fluctuations. We held no interest rate or foreign currency derivative financial instruments at December 31, 2010.

We have not entered into any material arrangements which would fall under any of these four categories and which would be reasonably likely to have a current or future material effect on our results of operations, liquidity or financial condition.

Our contractual obligations under certain contracts are included in the following table.

Contractual Obligations

A summary of our contractual cash commitments, as of December 31, 2010, is as follows:

(in thousands)
	Less than 1 Year	Years 2 & 3	Years 4 & 5	Over 5 Years	Total
Long-term debt:
Principal amounts			$885,000		$885,000
Interest on long-term debt	$31,418	$62,835	47,126		141,379
Network launch incentives:
Network launch incentive offers accepted	2,868				2,868
Incentives offered to cable television systems	650				650
Programming:
Available for broadcast	26,256	3,766			30,022
Not yet available for broadcast	129,155	2,248			131,403
Employee compensation and benefits:
Deferred compensation and benefits	840	1,680	1,680	$12,833	17,033
Employment and talent contracts	30,959	18,184	168		49,311
Operating leases:
Noncancelable	18,588	36,248	34,388	33,762	122,986
Cancelable	406	465	4		875
Pension obligations:
Minimum pension funding	2,144	6,856	5,509	10,841	25,350
Other commitments:
Distribution agreements	11,679	19,030	7,488		38,197
Satellite transmission	12,647	33,341	35,697	25,664	107,349
Noncancelable purchase and service commitments	6,735	8,362	6,244	6,597	27,938
Other purchase and service commitments	82,041	48,363	8,896		139,300

Total contractual cash obligations	$356,386	$241,378	$1,032,200	$89,697	$1,719,661

In the ordinary course of business, we enter into multi-year contracts to obtain distribution of our networks, to license or produce programming, to secure on-air talent, to lease office space and equipment, to obtain satellite transmission rights, and to purchase other goods and services.

Long-Term Debt – Principal payments on long-term debt reflect the repayment of our fixed-rate notes assuming repayment will occur upon the expiration of the fixed-rate notes in January 2015.

Interest payments on our fixed-rate notes are projected based on the notes’ contractual rate and maturity.

Network Launch Incentives – We may offer incentives to cable and satellite television systems in exchange for multi-year contracts to distribute our networks. Such incentives may be in the form of cash payments or an initial period in which the payment of affiliate fees is waived. We become obligated for such incentives at the time a cable or satellite television system launches our programming.

Amounts included in the above table for network launch incentive offers accepted by cable and satellite television systems include both amounts due to systems that have launched our networks and estimated incentives due to systems that have agreed to launch our networks in future periods.

We have offered launch incentives to cable and satellite television systems that have not yet agreed to carry our networks. Such offers generally expire if the system does not launch our programming by a specified date. We expect to make additional launch incentive offers to cable and satellite television systems to expand the distribution of our networks.

Programming – Program licenses generally require payments over the terms of the licenses. Licensed programming includes both programs that have been delivered and are available for telecast and programs that have not yet been produced. If the programs are not produced, our commitments would generally expire without obligation.

We also enter into contracts with certain independent producers for the production of programming that airs on our national television networks. Production contracts generally require us to purchase a specified number of episodes of the program.

We expect to enter into additional program licenses and production contracts to meet our future programming needs.

Talent Contracts – We secure on-air talent for our national television networks through multi-year talent agreements. Certain agreements may be terminated under certain circumstances or at certain dates prior to expiration. We expect our employment and talent contracts will be renewed or replaced with similar agreements upon their expiration. Amounts due under the contracts, assuming the contracts are not terminated prior to their expiration, are included in the contractual commitments table.

Operating Leases – We obtain certain office space under multi-year lease agreements. Leases for office space are generally not cancelable prior to their expiration.

Leases for operating and office equipment are generally cancelable by either party on 30 to 90 day notice. However, we expect such contracts will remain in force throughout the terms of the leases. The amounts included in the table above represent the amounts due under the agreements assuming the agreements are not canceled prior to their expiration.

We expect our operating leases will be renewed or replaced with similar agreements upon their expiration.

Pension Funding – We sponsor a qualified defined benefit pension plan that covers substantially all employees. We also have a non-qualified Supplemental Executive Retirement Plan (“SERP”).

Contractual commitments summarized in the contractual obligations table include payments to meet minimum funding requirements of our defined benefit pension plans in 2011 and estimated benefit payments for our unfunded non-qualified SERP plan. Estimated payments for the SERP plan have been estimated over a ten-year period. Accordingly, the amounts in the over 5 years column include estimated payments for the periods of 2016-2020. While benefit payments under these plans are expected to continue beyond 2020, we believe it is not practicable to estimate payments beyond this period.

Income Tax Obligations – The contractual obligations table does not include any reserves for income taxes due to the fact that we are unable to reasonably predict the ultimate amount or timing of settlement of our reserves for income taxes. As of December 31, 2010, our reserves for income taxes totaled $42.7 million which is reflected in other liabilities in our consolidated balance sheets. (See Note 7-Income Taxes to the consolidated and combined financial statements for additional information on income taxes).

Purchase Commitments – We obtain satellite transmission, audience ratings, market research and certain other services under multi-year agreements. These agreements are generally not cancelable prior to expiration of the service agreement. We expect such agreements will be renewed or replaced with similar agreements upon their expiration.

We may also enter into contracts with certain vendors and suppliers. These contracts typically do not require the purchase of fixed or minimum quantities and generally may be terminated at any time without penalty. Included in the table of contractual commitments are purchase orders placed as of December 31, 2010. Purchase orders placed with vendors, including those with whom we maintain contractual relationships, are generally cancelable prior to shipment. While these vendor agreements do not require us to purchase a minimum quantity of goods or services, and we may generally cancel orders prior to shipment, we expect expenditures for goods and services in future periods will approximate those in prior years.

Redemption of Noncontrolling Interests in Subsidiary Companies – The noncontrolling interest holders of Travel Channel and the international venture with Chello have the right to require us to repurchase their respective interests. The noncontrolling interest holders will receive fair market value for their interest at the time their options are exercised. The table of contractual commitments does not include amounts for the repurchase of noncontrolling interests.

The Food Network partnership agreement specifies a dissolution date of December 31, 2012. If the term of the partnership is not extended prior to that date, the agreement permits the Company, as the holder of approximately 80 percent of the applicable votes, to reconstitute the partnership and continue its business. If the partnership is not extended or reconstituted it will be required to limit its activities to winding up, settling debts, liquidating assets and distributing proceeds to the partners in proportion to their partnership interests.

Quantitative and Qualitative Disclosures about Market Risk

Earnings and cash flow can be affected by, among other things, economic conditions, interest rate changes and foreign currency fluctuations.

Our objectives in managing interest rate risk are to limit the impact of interest rate changes on our earnings and cash flows, and to reduce overall borrowing costs.

We are subject to interest rate risk associated with our credit facility as borrowings are available on a committed revolving credit basis at our choice of three short-term rates or through an auction procedure at the time of our financing needs. A majority-owned subsidiary of SNI issued $885 million of Senior Notes in conjunction with our acquisition of a controlling interest in the Travel Channel. A one percent increase or decrease in the level of interest rates, respectively, would decrease or increase the fair value of the Senior Notes by approximately $33.1 million and $34.7 million.

The following table presents additional information about market-risk-sensitive financial instruments:

(in thousands)	As of December 31, 2010		As of December 31, 2009
	Cost Basis	Fair Value	Cost Basis	Fair Value
Financial instruments subject to interest rate risk:
Variable rate credit facility 3.55% notes due in 2015	$884,395	$906,547	$884,239	$875,600

Total long-term debt	$884,395	$906,547	$884,239	$875,600

Our primary exposure to foreign currencies is the exchange rates between the U.S. dollar and the Canadian dollar, the British pound and the Euro. Reported earnings and assets may be reduced in periods in which the U.S. dollar increases in value relative to those currencies.

Our objective in managing exposure to foreign currency fluctuations is to reduce volatility of earnings and cash flow. Accordingly, we may enter into foreign currency derivative instruments that change in value as foreign exchange rates change, such as foreign currency forward contracts or foreign currency options. We held no foreign currency derivative financial instruments at December 31, 2010.

Controls and Procedures

Evaluation of Disclosure Controls and Procedures

The effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934) was evaluated as of the date of the financial statements. This evaluation was carried out under the supervision of and with the participation of management, including the Chief Executive Officer and the Chief Financial Officer. Based upon that evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that the design and operation of these disclosure controls and procedures are effective. There were no changes to the Company’s internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) during the fourth quarter covered by this report that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

Management’s Report on Internal Control Over Financial Reporting

SNI’s management is responsible for establishing and maintaining adequate internal controls designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s internal control over financial reporting includes those policies and procedures that:

1.	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company;

2.	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and the directors of the Company; and

3.	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

All internal control systems, no matter how well designed, have inherent limitations, including the possibility of human error, collusion and the improper overriding of controls by management. Accordingly, even effective internal control can only provide reasonable but not absolute assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

As required by Section 404 of the Sarbanes Oxley Act of 2002, management assessed the effectiveness of Scripps Networks Interactive and subsidiaries (the “Company”) internal control over financial reporting as of December 31, 2010. Management’s assessment is based on the criteria established in the Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based upon our assessment, management believes that the Company maintained effective internal control over financial reporting as of December 31, 2010.

The Company’s independent registered public accounting firm has issued an attestation report on our internal control over financial reporting as of December 31, 2010. This report appears on page F-17.

Date: March 1, 2011

BY:

/s/ Kenneth W. Lowe
Kenneth W. Lowe
Chairman of the Board of Directors, President and Chief Executive Officer

/s/ Joseph G. NeCastro
Joseph G. NeCastro
Chief Administrative Officer and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Scripps Networks Interactive, Inc.

We have audited the internal control over financial reporting of Scripps Networks Interactive, Inc. and subsidiaries (the “Company”) as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2010 of the Company and our report dated March 1, 2011 (November 18, 2011 as to the effect of the retrospective presentation of the Shopzilla business, the Company’s Interactive Services segment, as discontinued operations) expressed an unqualified opinion on those financial statements and financial statement schedule and included explanatory paragraphs regarding the allocation of certain general corporate overhead expenses from The E.W. Scripps Company for periods prior to the separation of Scripps Networks Interactive, Inc. and the retrospective application of Accounting Standards Codification (ASC) 810, Consolidation (formerly Statement of Financial Accounting Standards (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements), which became effective January 1, 2009, and the retrospective presentation of Scripps Networks Interactive, Inc.’s Shopzilla business, the Company’s Interactive Services segment, as discontinued operations.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

March 1, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Scripps Networks Interactive, Inc.

We have audited the accompanying consolidated balance sheets of Scripps Networks Interactive, Inc. and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated and combined statements of operations, accumulated other comprehensive income (loss) and shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010. Our audits also included the financial statement schedule at Page S-2. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated and combined financial statements present fairly, in all material respects, the financial position of Scripps Networks Interactive, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated and combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated and combined financial statements, prior to its separation from The E.W. Scripps Company (“E.W. Scripps”), the Company reflects the combined financial position, results of operations and cash flows of the Scripps Networks and Interactive Media businesses of E.W. Scripps. The combined financial statements also include allocations of certain general corporate overhead expenses from E.W. Scripps. These costs may not be reflective of the actual level of costs which would have been incurred had the Company operated as a separate, stand-alone public company apart from E.W. Scripps.

As disclosed in and Note 3 to the consolidated and combined financial statements, the consolidated and combined financial statements have been adjusted for the retrospective application of Accounting Standards Codification (ASC) 810, Consolidation (formerly Statement of Financial Accounting Standards (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements), which became effective January 1, 2009.

As disclosed in Note 5 to the consolidated and combined financial statements, the consolidated and combined financial statements have been adjusted for the retrospective presentation of the Company’s Shopzilla business, the Company’s Interactive Services segment, as discontinued operations.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 1, 2011 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

March 1, 2011 (November 18, 2011 as to the effects disclosed in Note 5)

Scripps Networks Interactive, Inc.

Consolidated Balance Sheets

(in thousands, except share data)	As of December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$549,897	$254,370
Accounts and notes receivable (less allowances - 2010, $4,788; 2009, $5,197)	505,392	409,366
Programs and program licenses	271,204	271,773
Assets of discontinued operations	262,268	261,174
Other current assets	82,114	22,067

Total current assets	1,670,875	1,218,750
Investments	48,536	46,395
Property and equipment, net	214,131	208,684
Goodwill and other intangible assets:
Goodwill	510,484	514,476
Other intangible assets, net	598,080	632,067

Total goodwill and other intangible assets, net	1,108,564	1,146,543

Other assets:
Programs and program licenses (less current portion)	252,522	255,839
Unamortized network distribution incentives	82,339	71,266
Other non-current assets	11,465	15,585

Total other assets	346,326	342,690

Total Assets	$3,388,432	$2,963,062

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$9,672	$26,933
Program rights payable	26,256	20,350
Customer deposits and unearned revenue	27,125	13,994
Accrued liabilities:
Employee compensation and benefits	47,902	39,288
Accrued marketing and advertising costs	7,277	5,038
Liabilities of discontinued operations	44,046	40,055
Other accrued liabilities	61,797	84,742

Total current liabilities	224,075	230,400
Deferred income taxes	81,960	99,823
Long-term debt	884,395	884,239
Other liabilities (less current portion)	117,708	99,662

Total liabilities	1,308,138	1,314,124

Commitments and contingencies (Note 22)

Redeemable noncontrolling interests (Note 17)	158,148	113,886

Equity:
SNI shareholders’ equity:
Preferred stock, $.01 par - authorized: 25,000,000 shares; none outstanding Common stock, $.01 par:
Class A - authorized: 240,000,000 shares; issued and outstanding: 2010 - 133,288,144 shares; 2009 - 129,443,195 shares	1,332	1,295
Voting - authorized: 60,000,000 shares; issued and outstanding: 2010 - 34,359,113 shares; 2009 - 36,338,226 shares	344	363

Total	1,676	1,658
Additional paid-in capital	1,371,050	1,271,209
Retained earnings	414,972	113,853
Accumulated other comprehensive income (loss)	(11,525)	(3,004)

Total SNI shareholders’ equity	1,776,173	1,383,716

Noncontrolling interest (Note 17)	145,973	151,336

Total equity	1,922,146	1,535,052

Total Liabilities and Equity	$3,388,432	$2,963,062

See notes to consolidated and combined financial statements.

Scripps Networks Interactive, Inc.

Consolidated and Combined Statements of Operations

(in thousands, except per share data)	For the years ended December 31,
	2010	2009	2008
Operating Revenues:
Advertising	$1,290,442	$1,009,357	$1,005,160
Network affiliate fees, net	555,039	326,467	277,370
Other	37,212	31,504	32,036

Total operating revenues	1,882,693	1,367,328	1,314,566

Costs and Expenses:
Employee compensation and benefits	258,491	210,865	209,257
Program amortization	400,835	328,688	279,767
Marketing and advertising	120,230	58,642	64,159
Other costs and expenses	267,997	198,220	178,207

Total costs and expenses	1,047,553	796,415	731,390

Depreciation, Amortization, and Losses:
Depreciation	43,354	33,976	24,784
Amortization of intangible assets	47,997	6,632	4,220
Losses on disposal of property, plant and equipment	1,511	755	791

Total depreciation, amortization, and losses	92,862	41,363	29,795

Operating income	742,278	529,550	553,381
Interest expense	(35,167)	(2,810)	(14,207)
Travel Channel financing costs		(12,118)
Losses on repurchases of debt			(26,380)
Equity in earnings of affiliates	30,126	18,626	15,498
Miscellaneous, net	(1,576)	(2,056)	1,569

Income from continuing operations before income taxes	735,661	531,192	529,861
Provision for income taxes	219,427	170,733	184,288

Income from continuing operations, net of tax	516,234	360,459	345,573
Income (loss) from discontinued operations, net of tax	12,775	24,415	(229,625)

Net income	529,009	384,874	115,948
Less: net income attributable to noncontrolling interests	118,037	85,548	92,391

Net income attributable to SNI	$410,972	$299,326	$23,557

Basic income per share:
Income from continuing operations attributable to SNI common shareholders	$2.39	$1.67	$1.55
Income (loss) from discontinued operations attributable to SNI common shareholders	.08	.15	(1.41)

Net income attributable to SNI common shareholders	$2.46	$1.81	$.14

Diluted income per share:
Income from continuing operations attributable to SNI common shareholders	$2.37	$1.66	$1.54
Income (loss) from discontinued operations attributable to SNI common shareholders	.08	.15	(1.40)

Net income attributable to SNI common shareholders	$2.45	$1.81	$.14

Amounts attributable to SNI:
Income from continuing operations	$398,197	$274,911	$253,182
Income (loss) from discontinued operations	12,775	24,415	(229,625)

Net income attributable to SNI	$410,972	$299,326	$23,557

Weighted average shares outstanding:
Basic	166,800	164,921	163,245
Diluted	168,009	165,381	164,131

Net income per share amounts may not foot since each is calculated independently.

See notes to consolidated and combined financial statements.

Scripps Networks Interactive, Inc.

Consolidated and Combined Statements of Cash Flows

(in thousands)	For the years ended December 31,
	2010	2009	2008
Cash Flows from Operating Activities:
Net income	$529,009	$384,874	$115,948
Loss (income) from discontinued operations	(12,775)	(24,415)	229,625
Depreciation and intangible assets amortization	91,351	40,608	29,004
Amortization of network distribution costs	34,002	37,830	33,391
Losses on repurchases of debt			26,380
Program amortization	400,835	328,688	279,767
Equity in earnings of affiliates	(30,126)	(18,626)	(15,498)
Program payments	(393,539)	(284,409)	(280,893)
Capitalized network distribution incentives	(45,881)	(7,455)	(6,853)
Dividends received from equity investments	29,194	21,702	9,774
Deferred income taxes	(14,098)	(12,297)	34,505
Stock and deferred compensation plans	23,556	20,198	16,018
Changes in certain working capital accounts (excluding the effects of acquisitions):
Accounts receivable	(96,974)	(13,556)	(13,257)
Other assets	393	(3,449)	(2,275)
Accounts payable	(16,449)	2,867	(2,120)
Accrued employee compensation and benefits	9,231	7,685	10,141
Accrued income taxes	(70,870)	13,710	10,617
Other liabilities	8,493	13,884	6,218
Other, net	3,227	820	18,576

Net cash provided by continuing operating activities	448,579	508,659	499,068

Net cash provided by (used in) discontinued operating activities	38,917	13,680	51,040

Net operating activities	487,496	522,339	550,108

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(54,785)	(69,329)	(57,554)
Decrease (increase) in short-term investments		3,084	(4,167)
Purchase of subsidiary companies and noncontrolling interests	(14,400)	(877,500)	(9,034)
Purchase of long-term investments	(1,225)	(3,255)	(2,501)
Other, net	1,409	(1,690)	1,326

Net cash used in continuing investing activities	(69,001)	(948,690)	(71,930)

Net cash provided by (used in) discontinued investing activities	(22,176)	(11,427)	(19,896)

Net investing activities	(91,177)	(960,117)	(91,826)

Cash Flows from Financing Activities:
Proceeds from long-term debt		884,239	80,000
Payments on long-term debt (including dividend to E. W. Scripps in 2008)		(80,000)	(506,303)
Premium payment on repurchases of debt			(22,517)
Dividends paid	(50,080)	(49,507)	(24,554)
Dividends paid to noncontrolling interest	(111,703)	(88,936)	(82,657)
Change in parent company investment, net			93,958
Proceeds from employee stock options	65,230	27,735	5,873
Deferred loan costs		(6,981)	(820)
Other, net	(4,729)	(2,353)	185

Net cash provided by (used in) continuing financing activities	(101,282)	684,197	(456,835)

Net cash provided by (used in) discontinued financing activities		(21)	(50)

Net financing activities	(101,282)	684,176	(456,885)

Effect of exchange rate changes on cash and cash equivalents	490	(1,998)	(3,959)

Increase (decrease) in cash and cash equivalents	295,527	244,400	(2,562)
Cash and cash equivalents:
Beginning of year	254,370	9,970	12,532

End of year	$549,897	$254,370	$9,970

Supplemental Cash Flow Disclosures:
Interest paid, excluding amounts capitalized	$20,011	$902	$13,043
Income taxes paid	294,702	176,282	142,931

See notes to consolidated and combined financial statements.

Scripps Networks Interactive, Inc.

Consolidated and Combined Statements of Accumulated Other Comprehensive Income (Loss) and Shareholders’ Equity

(in thousands, except share data)	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Parent Company’s Net Investment		Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Equity	Redeemable Noncontrolling Interests (Temporary Equity)

Balance as of December 31, 2007					$949,988	$41,399	$136,999	$1,128,386	$23,400
Net income generated prior to separation					119,777		46,700	166,477
Net income (loss) generated after separation			$(96,220)				45,691	(50,529)
Other comprehensive income (loss), net of tax:
Change in foreign currency translation, net of tax of ($2,241)						(14,311)		(14,311)
Pension liability adjustment, net of tax of ($2,043)						4,399		4,399

Other comprehensive income (loss)								(9,912)

Total comprehensive income (loss)								106,036

Net transfer from parent					552,966			552,966
Dividend to parent					(430,306)			(430,306)
Distribution of SNI common stock to effect the spin-off	$1,635							1,635
Transfer of net investment to additional paid-in-capital		$1,190,790			(1,192,425)			(1,635)
Reverse EITF D-98 adoption adjustments relating to FLN interest acquired		7,501					1,499	9,000	(9,000)
Purchase of additional interest in FLN							(1,499)	(1,499)
Redeemable noncontrolling interest fair value adjustment		5,000						5,000	(5,000)
Dividends paid to noncontrolling interest							(82,657)	(82,657)
Dividends: declared and paid - $.15 per share			(24,554)					(24,554)
Stock-based compensation expense		11,035						11,035
Exercise of employee stock options: 259,559 shares issued	3	5,870						5,873
Other stock-based compensation, net: 18,715 shares issued; 17,109 shares repurchased; 16,297 shares forfeited		(278)						(278)
Tax benefits of compensation plans		12						12

As of December 31, 2008	1,638	1,219,930	(120,774)			31,487	146,733	1,279,014	9,400
Net income (loss)			299,326				93,223	392,549	(7,675)
Other comprehensive income (loss), net of tax:
Foreign currency translations arising during period, net of tax of ($1,929)						5,344	316	5,660	(19)
Reclassification adjustment for foreign currency translation gains included in net income						(44,423)		(44,423)
Pension liability adjustment, net of tax of ($3,036)						4,588		4,588

Other comprehensive income (loss)								(34,175)	(19)

Total comprehensive income (loss)								358,374	(7,694)

Recognize redeemable noncontrolling interests from transactions									99,505
Redeemable noncontrolling interests fair value adjustments		2,517	(15,192)					(12,675)	12,675
Dividends paid to noncontrolling interest							(88,936)	(88,936)
Dividends: declared and paid - $.30 per share			(49,507)					(49,507)
Settlements with former parent for pre-separation adjustments		3,696						3,696
Convert 230,000 Voting Shares to Class A Common Shares
Stock-based compensation expense		17,487						17,487
Exercise of employee stock options: 1,142,019 shares issued	11	27,724						27,735
Other stock-based compensation, net: 947,021 shares issued; 55,655 shares repurchased; 4,287 shares forfeited	9	(215)						(206)
Tax benefits of compensation plans		70						70

As of December 31, 2009	1,658	1,271,209	113,853			(3,004)	151,336	1,535,052	113,886
Net income (loss)			410,972				120,049	531,021	(2,012)
Other comprehensive income (loss), net of tax:
Change in foreign currency translation adjustment, net of tax of ($824)						985	63	1,048	(56)
Pension liability adjustment, net of tax of $6,031						(9,506)		(9,506)

Other comprehensive income (loss)								(8,458)	(56)

Total comprehensive income (loss)								522,563	(2,068)

Additions to noncontrolling interest									957
Redemption of noncontrolling interest in FLN									(14,400)
Redeemable noncontrolling interests fair value adjustments			(59,773)					(59,773)	59,773
Contribution of Cooking Channel to Food Network Partnership		13,772					(13,772)
Dividends paid to noncontrolling interest							(111,703)	(111,703)
Dividends: declared and paid - $.30 per share			(50,080)					(50,080)
Convert 1,979,113 Voting Shares to Class A Common Shares
Stock-based compensation expense		21,773						21,773
Exercise of employee stock options: 1,952,243 shares issued	19	65,211						65,230
Other stock-based compensation, net: 142,551 shares issued; 218,676 shares repurchased; 10,282 shares forfeited	(1)	(7,756)						(7,757)
Tax benefits of compensation plans		6,841						6,841

As of December 31, 2010	$1,676	$1,371,050	$414,972	$		$(11,525)	$145,973	$1,922,146	$158,148

See notes to consolidated and combined financial statements.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

1. Formation of the Company and Basis of Presentation

As used in the Notes to the Consolidated and Combined Financial Statements, the terms “we”, “our”, “us” or “the Company” may, depending on the context, refer to Scripps Networks Interactive, Inc., to one or more of its consolidated subsidiary companies or to all of them taken as a whole.

The Separation – On October 16, 2007, The E. W. Scripps Company (“E. W. Scripps”) announced that its Board of Directors had authorized E. W. Scripps management to pursue a plan to separate E. W. Scripps into two independent, publicly-traded companies (the “Separation”) through the spin-off of Scripps Networks Interactive, Inc. (“SNI”) to the E. W. Scripps shareholders. To effect the Separation, Scripps Networks Interactive, Inc., an Ohio corporation, was incorporated on October 23, 2007, as a wholly-owned subsidiary of E. W. Scripps. On June 30, 2008, the assets and liabilities of the Scripps Networks and Interactive Media businesses of E. W. Scripps were transferred to Scripps Networks Interactive, Inc. On July 1, 2008, the spin-off was completed upon E. W. Scripps distributing all of its shares of Scripps Networks Interactive to its common shareholders.

Description of Business – The Company operates in the media industry and has interests in national television networks and internet based media outlets. The Company’s reportable segment is Lifestyle Media. The Lifestyle Media segment includes our national television networks, HGTV, Food Network, Travel Channel, DIY Network (“DIY”), Cooking Channel and Great American Country (“GAC”). Lifestyle Media also includes Web sites that are associated with the aforementioned television brands and other Internet-based businesses, such as HGTVPro.com and FrontDoor.com, serving food, home and travel related categories. See Note 21- Segment Information for additional information about the Company’s reportable segment.

Basis of Presentation – The financial statements for periods prior to June 30, 2008 reflect the financial position, results of operations and cash flows of the Scripps Networks business of E. W. Scripps. The financial statements for periods as of and subsequent to June 30, 2008 reflect the consolidated financial position, results of operations and cash flows for the Company. Various agreements between SNI and E. W. Scripps became effective as of July 1, 2008 as further described in Note 18—Related Party Transactions.

For periods prior to the July 1, 2008 separation date, the combined statements of operations reflect certain general corporate overhead expenses and interest expenses allocated by E. W. Scripps to the Company. Management believes that such allocations are reasonable; however, they are not necessarily indicative of the actual results of the Company had the Company been operating as a separate, stand-alone public company for the periods presented.

Use of Estimates – The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make a variety of decisions that affect the reported amounts and the related disclosures. Such decisions include the selection of accounting principles that reflect the economic substance of the underlying transactions and the assumptions on which to base accounting estimates. In reaching such decisions, we apply judgment based on our understanding and analysis of the relevant circumstances, including our historical experience, actuarial studies and other assumptions.

Our financial statements include estimates, judgments, and assumptions used in accounting for business acquisitions, dispositions, program assets, asset impairments, revenue recognition, depreciation and amortization, pension plans, share-based compensation, income taxes, redeemable noncontrolling interests in subsidiaries, fair value measurements, and contingencies.

While we re-evaluate our estimates and assumptions on an ongoing basis, actual results could differ from those estimated at the time of preparation of the financial statements.

Principles of Consolidation – The consolidated financial statements include the accounts of Scripps Networks Interactive, Inc. and its majority-owned subsidiary companies after elimination of intercompany accounts and transactions. Consolidated subsidiary companies include general partnerships and limited liability companies in which more than a 50% residual interest is owned. Investments in 20%-to-50%-owned companies and partnerships or companies and partnerships in which we exercise significant influence over the operating and financial policies are accounted for using the equity method. We do not hold any interests in variable interest entities. The results of companies acquired or disposed of are included in the consolidated and combined financial statements from the effective date of acquisition or up to the date of disposal.

Concentration Risks – Approximately 70% of our operating revenues are derived from advertising. Operating results can be affected by changes in the demand for such services both nationally and in individual markets.

The six largest cable television systems and the two largest satellite television systems provide service to more than 95% of homes receiving HGTV and Food Network. The loss of distribution by any of these cable and satellite television systems could adversely affect our business.

Foreign Currency Translation – Substantially all of our international subsidiaries use the local currency of their respective country as their functional currency. Assets and liabilities of such international subsidiaries are translated using end-of-period exchange rates while results of operations are translated based on the average exchange rates throughout the year. Equity is translated at historical exchange rates, with the resulting cumulative translation adjustment included as a component of accumulated other comprehensive income (loss) in shareholders’ equity, net of applicable taxes.

Monetary assets and liabilities denominated in currencies other than the functional currency are remeasured into the functional currency using end-of-period exchange rates. Gains or losses resulting from such remeasurement are recorded in income. Foreign exchange gains and losses are included in Miscellaneous, net in the consolidated and combined statements of operations.

2. Summary of Significant Accounting Policies

Cash and Cash Equivalents – Cash and cash equivalents consist of cash on hand and marketable securities with an original maturity of less than three months. Cash equivalents, which primarily consist of money market funds, are carried at cost plus accrued income, which approximates fair value. As of December 31, 2010 and 2009, approximately $180 million of cash is restricted in use to the operations of the Travel Channel.

Trade Receivables – We extend credit to customers based upon our assessment of the customer’s financial condition. Collateral is generally not required from customers. Allowances for credit losses are generally based upon trends, economic conditions, review of aging categories, specific identification of customers at risk of default and historical experience.

Property and Equipment – Property and equipment, which includes internal use software, is carried at historical cost less depreciation. Costs incurred in the preliminary project stage to develop or acquire internal use software or Internet sites are expensed as incurred. Upon completion of the preliminary project stage and upon management authorization of the project, costs to acquire or develop internal use software, which primarily include coding, designing system interfaces, and installation and testing, are capitalized if it is probable the project will be completed and the software will be used for its intended function. Costs incurred after implementation, such as maintenance and training, are expensed as incurred.

Depreciation is computed using the straight-line method over estimated useful lives as follows:

Buildings and improvements	35 - 45 years
Leasehold improvements	Term of lease or useful life
Program production equipment	3 to 15 years
Computer hardware and software	3 to 5 years
Office and other equipment	3 to 10 years

Programs and Program Licenses – Programming is either produced by us or for us by independent production companies, or is licensed under agreements with independent producers.

Costs of programs produced by us or for us include capitalizable direct costs, production overhead, development costs and acquired production costs. Costs to produce live programming that is not expected to be rebroadcast are expensed as incurred. Production costs for programs produced by us or for us are capitalized. Program licenses generally have fixed terms, limit the number of times we can air the programs and require payments over the terms of the licenses. Licensed program assets and liabilities are recorded when the programs become available for broadcast. Program licenses are not discounted for imputed interest. Program assets are amortized to expense over the estimated useful lives of the programs based upon future cash flows. The amortization of program assets generally results in an accelerated method over the estimated useful lives.

Estimated future cash flows can change based upon market acceptance, advertising and network affiliate fee rates, the number of cable and satellite television subscribers receiving our networks and program usage. Accordingly, we periodically review revenue estimates and planned usage and revise our assumptions if necessary. If actual demand or market conditions are less favorable than projected, a write-down to fair value may be required. Development costs for programs that we have determined will not be produced are written off.

The portion of the unamortized balance expected to be amortized within one year is classified as a current asset.

Program rights liabilities payable within the next twelve months are included in program rights payable. Noncurrent program rights liabilities are included in other noncurrent liabilities. The carrying value of our program rights liabilities approximate fair value.

Goodwill – Goodwill represents the cost of acquisitions in excess of the fair value of the acquired businesses’ tangible assets and separately identifiable intangible assets acquired. Goodwill is not amortized but is reviewed for impairment at least annually at the reporting unit level. We perform our annual impairment review during the fourth quarter. A reporting unit is defined as operating segments or groupings of businesses one level below the operating segment level. The Company’s reporting unit is Lifestyle Media.

Amortizable Intangible Assets – The Company’s amortizable intangible assets consist, mainly, of the value assigned to acquired network distribution relationships, customer lists and trade names.

Network distribution intangible assets represent the value assigned to an acquired programming service’s relationships with cable and satellite television systems that distribute its programs. These relationships and distribution provide the opportunity to deliver advertising to viewers. We amortize these contractual relationships on a straight line basis, over the terms of the distribution contracts and expected renewal periods, which approximate 20 years.

Customer lists, trade names and other intangible assets are amortized in relation to their expected future cash flows over estimated useful lives of up to 20 years.

Impairment of Long-Lived Assets – Long-lived assets (primarily property and equipment, amortizable intangible assets and network distribution incentives) are reviewed for impairment whenever events or circumstances indicate the carrying amounts of the assets may not be recoverable. Recoverability is determined by comparing the forecasted undiscounted cash flows of the operation to which the assets relate to the carrying amount of the assets. If the undiscounted cash flow is less than the carrying amount of the assets, then amortizable intangible assets are written down first, followed by other long-lived assets of the operation, to fair value. Fair value is determined based on a combination of discounted cash flows, market multiples and other indicators. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Income Taxes – Consolidated subsidiary companies include general partnerships and limited liability companies which are treated as partnerships for tax purposes. Income taxes on partnership income and losses accrue to the individual partners. Accordingly, our financial statements do not include a provision (benefit) for income taxes on the noncontrolling partners’ share of the income (loss) of those consolidated subsidiary companies.

No provision for U.S. or foreign income taxes that could result from remittance of undistributed earnings of our foreign subsidiaries has been made as management intends to reinvest these earnings outside the United States indefinitely.

Deferred income taxes are provided for temporary differences between the tax basis and reported amounts of assets and liabilities that will result in taxable or deductible amounts in future years. Our temporary differences primarily result from accelerated depreciation and amortization for tax purposes, investment gains and losses not yet recognized for tax purposes and accrued expenses not deductible for tax purposes until paid. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax assets will not be realized.

We report a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. Interest and penalties associated with such tax positions are included in the tax provision. The liability for additional taxes and interest is included in other long-term liabilities.

Revenue Recognition – Revenue is recognized when persuasive evidence of a sales arrangement exists, delivery occurs or services are rendered, the sales price is fixed or determinable and collectability is reasonably assured. Revenue is reported net of our remittance of sales taxes, value added taxes and other taxes collected from our customers.

Our primary sources of revenue are from:

•	The sale of television and Internet advertising.

•	Fees for programming services (“network affiliate fees”).

Revenue recognition policies for each source of revenue are described below.

Advertising: Advertising revenue is recognized, net of agency commissions, when the advertisements are displayed. Internet advertising includes fixed duration campaigns whereby a banner, text or other advertisement appears for a specified period of time for a fee, impression-based campaigns where the fee is based upon the number of times the advertisement appears in Web pages viewed by a user, and click-through based campaigns where the fee is based upon the number of users who click on an advertisement and are directed to the advertisers’ Web site. Advertising revenue from fixed duration campaigns are recognized over the period in which the advertising appears. Internet advertising revenue that is based upon the number of impressions delivered or the number of click-throughs is recognized as impressions are delivered or click-throughs occur.

Advertising contracts may guarantee the advertiser a minimum audience for the programs in which their advertisements are broadcast over the term of the advertising contracts. We provide the advertiser with additional advertising time if we do not deliver the guaranteed audience size. The amount of additional advertising time is generally based upon the percentage shortfall in audience size. If we determine we have not delivered the guaranteed audience, an accrual for “make-good” advertisements is recorded as a reduction of revenue. The estimated make-good accrual is adjusted throughout the terms of the advertising contracts.

Network Affiliate Fees: Cable and satellite television systems generally pay a per-subscriber fee (“network affiliate fees”) for the right to distribute our programming under the terms of long-term distribution contracts. Network affiliate fees are reported net of volume discounts earned by cable and satellite television system operators and net of incentive costs offered to system operators in exchange for initial long-term distribution contracts. Such incentives may include an initial period in which the payment of network affiliate fees by the system is waived (“free period”), cash payments to system operators (“network launch incentives”), or both. We recognize network affiliate fees as revenue over the terms of the contracts, including any free periods. Network launch incentives are capitalized as assets upon launch of our programming on the cable or satellite television system and are amortized against network affiliate fees based upon the ratio of each period’s revenue to expected total revenue over the terms of the contracts.

Network affiliate fees due to us, net of applicable discounts, are reported to us by cable and satellite television systems. Such information is generally not received until after the close of the reporting period. Therefore, reported network affiliate fee revenues are based upon our estimates of the number of subscribers receiving our programming and the amount of volume-based discounts each cable and satellite television provider is entitled to receive. We subsequently adjust these estimated amounts based upon the actual amounts of network affiliate fees received.

Marketing and Advertising Costs – Marketing and advertising costs include costs incurred to promote our businesses and to attract traffic to our Internet sites. Advertising production costs are deferred and expensed the first time the advertisement is shown. Other marketing and advertising costs are expensed as incurred.

Stock-Based Compensation – We have a Long-Term Incentive Plan (the “Plan”) which is described more fully in Note 23— Capital Stock and Stock Compensation Plans. The Plan provides for the award of incentive and nonqualified stock options, stock appreciation rights, restricted and unrestricted Class A Common shares and restricted and performance-based restricted units to key employees and non-employee directors.

Compensation cost is based on the grant-date fair value of the award. The fair value of awards that grant the employee the right to the appreciation of the underlying shares, such as stock options, is measured using a binomial lattice model. The fair value of awards that grant the employee the underlying shares is measured by the fair value of a Class A Common share.

Certain awards of Class A Common shares have performance and service conditions under which the number of shares granted is determined by the extent to which such conditions are met (“Performance Shares”). Compensation costs for such awards are measured by the grant-date fair value of a Class A Common share and the number of shares earned. In periods prior to completion of the performance period, compensation costs are based upon estimates of the number of shares that will be earned.

Compensation costs attributed to nonqualified stock options, net of estimated forfeitures due to termination of employment, are recognized on a straight-line basis over the requisite service period of the award. The requisite service period is generally the vesting period stated in the award. However, because stock compensation grants, excluding stock units, vest upon the retirement of the employee, grants to retirement-eligible employees are expensed immediately and grants to employees who will become retirement eligible prior to the end of the stated vesting period are expensed over such shorter period.

Compensation costs attributed to stock units, net of estimated forfeitures due to termination of employment or failure to meet performance targets, are recognized according to the graded vesting over the requisite service period.

Net Income Per Share – The computation of basic earnings per share (“EPS”) is calculated by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding, including participating securities outstanding. Diluted EPS is similar to basic EPS, but adjusts for the effect of the potential issuance of common shares. We include all unvested stock awards that contain non-forfeitable rights to dividends or dividend equivalents, whether paid or unpaid, in the number of shares outstanding in our basic and diluted EPS. The calculation of basic and diluted EPS and shares outstanding for the periods presented prior to July 1, 2008 is based on the number of shares outstanding at June 30, 2008. There is no dilutive impact from common stock equivalents for periods prior to July 1, 2008, as we had no dilutive equity awards outstanding. The dilutive effect of our share-based awards issued in connection with the conversion (refer to Note 23—Capital Stock and Stock Compensation Plans for further discussion of conversion of E. W. Scripps awards upon separation) and for future Company grants are included in the computation of diluted EPS in periods subsequent to June 30, 2008.

The following table presents information about basic and diluted weighted-average shares outstanding:

(in thousands)	For the years ended December 31,
	2010	2009	2008
Basic weighted-average shares outstanding	166,800	164,921	163,245
Effect of dilutive securities:
Unvested performance share awards and share units held by employees	131	147	344
Stock options held by employees and directors	1,078	313	542

Diluted weighted-average shares outstanding	168,009	165,381	164,131

Anti-dilutive stock securities	2,513	6,214	13,245

3. Accounting Standards Updates and Recently Issued Accounting Standards Updates

Accounting Standards Updates

In December 2007, an update was made to the Accounting Standards Codification (“ASC”) Consolidation Topic, ASC 810 (“ASC 810 Update”), which establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and also requires that a retained noncontrolling interest upon the deconsolidation of a subsidiary be initially measured at its fair value. We adopted the ASC 810 Update on January 1, 2009 and reported our noncontrolling interests (previously reported as minority interest liability) as a separate component of shareholders’ equity. Net income allocable to the noncontrolling interests and net income attributable to the shareholders of the Company are also presented separately in the consolidated and combined statements of operations. The ASC 810 Update also requires retrospective adoption of the presentation and disclosure requirements for existing noncontrolling interests; while all other requirements of the update are to be applied prospectively.

The December 2007 ASC 810 Update also provides transition guidance for the Distinguishing Liabilities from Equity Topic, ASC 480 (“ASC 480 Transition”). The ASC 480 Transition guidance is applicable for all noncontrolling interests where the Company is subject to a put option under which it may be required to repurchase an interest in a consolidated subsidiary from the noncontrolling interest holder. As of January 1, 2009, the Company was subject to a redeemable put option for a residual interest in Fine Living Network (“FLN”). The ASC 480 Transition guidance requires these redemption rights to be recorded retrospectively for all periods presented with the offset being recorded against a company’s additional paid-in capital or retained earnings balance. As a result of adoption, our consolidated balance sheet at January 1, 2009, included a redeemable noncontrolling interest balance of $9.4 million.

In January 2010, an update was issued to the Fair Value Measurements and Disclosures Topic, ASC 820, which requires new disclosures for fair value measurements and provides clarification for existing disclosures requirements. More specifically, this update requires (a) an entity to disclose separately the amounts of significant transfers in and out of Levels 1 and 2 fair value measurements and to describe the reasons for the transfers; and (b) information about purchases, sales, issuances and settlements to be presented separately (i.e. present the activity on a gross basis rather than net) in the reconciliation for fair value measurements using significant unobservable inputs (Level 3 inputs). This update clarifies existing disclosure requirements for the level of disaggregation used for classes of assets and liabilities measured at fair value and requires disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements using Level 2 and Level 3 inputs. This update was effective for us on January 1, 2010, except for Level 3 reconciliation disclosures which will be effective for us on January 1, 2011. The update did not have a material impact on our disclosures to our consolidated and combined financial statements.

Recently Issued Accounting Standards Updates

In December 2010, an update was made to the Intangibles—Goodwill and Other Topic, ASC 350, which provides guidance for all entities that have recognized goodwill and have one or more reporting units whose carrying amount for purposes of performing Step 1 of the goodwill impairment test is zero or negative. The update modifies Step 1 so that for those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. This update will become effective for us on January 1, 2011. We do not expect the adoption of this update will have a material impact on our consolidated and combined financial statements.

4. Acquisitions

Travel Channel – On December 15, 2009 we acquired a 65% controlling interest in the Travel Channel (the “Travel Channel Acquisition”). The transaction was structured as a leveraged joint venture between SNI and Cox TMI, Inc., a wholly owned subsidiary of Cox Communications, Inc. (“Cox”). Pursuant to the terms of the transaction, Cox contributed the Travel Channel, valued at $975 million, and SNI contributed $181 million in cash to a newly created partnership. The partnership also completed a private placement of $885 million aggregate principal amount of notes (“Senior Notes”) that were guaranteed by SNI. Cox agreed to indemnify SNI for payments made in respect of SNI’s guarantee. (See Note 15—Long-Term Debt for additional details). Proceeds from the issuance of the Senior Notes totaling $877.5 million were distributed to Cox. In connection with the transaction, SNI received a 65% controlling interest in Travel Channel and Cox retained a 35% noncontrolling interest in the business. The transaction provided a unique opportunity to meaningfully expand SNI’s portfolio into a lifestyle category that is highly desirable to media consumers, advertisers and programming distributors. As part of the transaction, the partnership incurred financing and transaction related costs of approximately $22.3 million. Approximately $10.2 million of these costs are included in the caption other costs and expenses and $12.1 million are included in the caption Travel Channel financing costs in our consolidated and combined statement of operations for the year ended December 31, 2009. Debt issuance costs of $6.1 million were incurred in connection with the issuance of the Senior Notes and were capitalized in the caption other assets in our consolidated balance sheet.

The following table summarizes the fair values of the Travel Channel assets acquired and liabilities assumed recognized at the closing date, as well as the fair value at the closing date of the noncontrolling interest. The allocation of the purchase price reflects final values assigned which may differ from preliminary values reported in the financial statements for prior periods.

(in thousands)	2009
Travel Channel
Accounts receivable	$53,135
Other current assets	438
Programs and program licenses	75,250
Property and equipment	12,151
Amortizable intangible assets	612,278
Other assets	117
Current liabilities	(18,465)
Other long-term obligations	(2,193)

Total identifiable net assets	732,711
Goodwill	242,289

Fair value of Travel Channel net assets	975,000
Noncontrolling interest	(97,500)

Total consideration distributed to Cox	$877,500

The goodwill of $242.3 million arising from the Travel Channel Acquisition consists largely of the synergies and economies of scale expected from operating the Travel Channel as part of SNI. All of the goodwill was assigned to SNI’s Lifestyle Media segment. Although the Travel Channel Acquisition did not result in a step up of the tax basis of Travel Channel’s assets, through special partnership allocations, we will receive tax deductions generally equivalent in amount to the deductions that would have resulted from a step up in tax basis.

We determine deferred taxes with regard to investments in partnerships based on the difference between the outside tax basis and the investment account balance. At the time of this transaction there was no outside basis difference and, therefore, no corresponding deferred tax asset or liability was recognized as an adjustment to the aggregate fair value of the Travel Channel net assets.

The following table presents the amounts of Travel’s revenue and earnings included in SNI’s consolidated and combined statement of operations for the year ended December 31, 2009, and the revenue and income from continuing operations of the combined entity had the acquisition date been January 1, 2009. These pro forma results include adjustments for interest expense that would have been incurred to finance the transaction and reflect purchase accounting adjustments for additional amortization expense on acquired intangible assets. The pro forma results exclude the $22.3 million of financing and other transaction related costs that were expensed in conjunction with the transaction. The pro forma information is not necessarily indicative of the results that would have occurred had the acquisition been completed at January 1, 2009.

(in thousands)	Revenue	Income (loss) from continuing operations attributable to SNI	Earnings per SNI common shareholders
Actual from 12/15/2009 - 12/31/2009	$11,481	$(4,450)
Supplemental pro forma 1/1/2009 -12/31/2009 (unaudited)	1,584,199	271,355	$1.64

FLN – In January of 2010, we acquired the remaining 6% residual interest in FLN for cash consideration of $14.4 million. In the third quarter of 2008, we had previously acquired a 4% interest in FLN for cash consideration of $9.0 million.

5. Discontinued Operations

During the second quarter of 2011, our Board of Directors approved the sale of our Shopzilla business and its related online comparison shopping brands. We received consideration totaling approximately $160 million upon finalizing the sale of the business on May 31, 2011.

Our uSwitch business was sold during the fourth quarter of 2009 for approximately $10.3 million in cash.

The assets, liabilities and results of operations for our Shopzilla and uSwitch business’ have been retrospectively presented as discontinued operations within our consolidated and combined financial statements for all periods presented.

Operating results of our discontinued operations were as follows:

(in thousands)	For the years ended December 31,
	2010	2009	2008
Operating revenues:
Shopzilla	$184,469	$173,920	$236,133
uSwitch		22,732	39,938

Total operating revenues	$184,469	$196,652	$276,071

Income (loss) from discontinued operations, before tax:
Shopzilla:
Income (loss) from operations	$4,243	$(10,935)	$(219,556)
uSwitch:
Income (loss) from operations	714	(4,131)	(986)
Gain on divestiture		28,668

Income (loss) from discontinued operations, before tax	4,957	13,602	(220,542)
Income taxes (benefit)	(7,818)	(10,813)	9,083

Income (loss) from discontinued operations, net of tax	$12,775	$24,415	$(229,625)

The income tax benefit recorded during 2010 reflects a reduction in the valuation allowance on the deferred tax asset resulting from the uSwitch sale in December 2009. The reduction in the valuation allowance is attributed to the partial utilization of the uSwitch capital loss against gains that were generated in periods prior to the Company’s separation from E.W. Scripps. In accordance with the tax allocation agreement with E.W. Scripps, we were notified in 2010 that these capital gains were available for use by SNI. The income tax benefit increased income from discontinued operations $9.3 million.

The gain on the uSwitch divestiture in 2009 reflects the recognition of $44.4 million in foreign currency translation gains that were previously recognized in equity as a component of accumulated other comprehensive income. The foreign currency translation gain was partially offset by a $6.8 million charge recorded for lease obligations we retained in the sale and an $8.9 million loss that was recognized on the sale of uSwitch’s net assets.

Operating results of our discontinued operations in 2008 include a non-cash charge of $244 million to write-down Shopzilla’s goodwill.

Assets and liabilities of our discontinued operations consisted of the following:

(in thousands)	As of December 31,
	2010	2009
Assets:
Accounts receivable	$33,342	$21,044
Other current assets	4,297	3,649
Property and equipment, net	33,470	30,960
Goodwill	156,018	156,018
Other intangible assets, net	34,910	49,245
Other non-current assets	231	258

Assets of discontinued operations	$262,268	$261,174

Liabilities:
Accounts payable	$1,047	$605
Accrued marketing and advertising costs	11,895	8,439
Other current liabilities	16,471	11,319
Deferred income taxes	14,633	19,692

Liabilities of discontinued operations	$44,046	$40,055

6. Transaction Costs and Other Charges and Credits

Income from continuing operations was affected by the following:

Food Network Partnership noncontrolling interest – During 2010, we completed the rebranding of the Fine Living Network (“FLN”) to the Cooking Channel and subsequently contributed the membership interest of the Cooking Channel to the Food Network Partnership (the “Partnership”) in August of 2010. In accordance with the terms of the Partnership agreement, the noncontrolling interest owner is required to make a pro-rata capital contribution to maintain its proportionate interest in the Partnership. At the close of our 2010 fiscal year, the noncontrolling owner had not made a capital contribution which resulted in its ownership interest in the Partnership being diluted from 31% to 25%. Accordingly, for the four months following the Cooking Channel contribution, profits were allocated to the noncontrolling owner at its reduced ownership percentage, reducing net income attributed to noncontrolling interest by $8.0 million in 2010. Net income attributable to SNI was increased $4.7 million.

Travel Channel and other costs – Operating results include $29.9 million of transition costs following our acquisition of a controlling interest in the Travel Channel in December 2009. Operating results also include $11.0 million of marketing and legal expenses incurred to support the Company’s affiliate agreement renewal negotiations for Food Network and HGTV. These items reduced net income attributable to SNI $17.8 million.

During the fourth quarter of 2009, we incurred financing and other transaction related costs of $22.3 million associated with our acquisition of a 65% controlling interest in the Travel Channel and $4.0 million of costs related to international investments. These items reduced net income attributable to SNI $13.9 million.

Income tax adjustments – In the fourth quarter of 2010, we reached agreement with certain state tax authorities on income tax positions taken in our prior period tax re-

turns. The settlements and related remeasurements of our liability for uncertain tax positions provided an income tax benefit of $17.2 million in the fourth quarter.

During the third quarter 2010, a favorable adjustment was recorded to the income tax provision attributed to changes in both estimated foreign tax credits and state apportionment factors reflected in our filed tax returns. Year-to-date net income attributable to SNI was increased by $4.3 million.

Our tax provision in 2009 includes adjustments that were primarily attributed to differences identified between our prior year tax provision and tax returns. Net income attributable to SNI was increased by $6.7 million.

Cooking Channel rebranding – During the fourth quarter of 2009, we announced that FLN would be rebranded as The Cooking Channel. The Cooking Channel rebranding was completed in the second quarter of 2010. As a result of the decision to rebrand FLN, we completed an analysis of FLN’s programming library and recorded a non-cash charge of $21.1 million in the fourth quarter of 2009 to write-off FLN programming rights. The charge reduced net income attributable to SNI $12.1 million.

Separation from E. W. Scripps – As a result of the distribution of SNI to the shareholders of E. W. Scripps, SNI employees holding share-based equity awards, including share options and restricted shares, received modified awards in our Company’s stock. Under share-based equity accounting guidance, the adjustment to the outstanding share-based equity awards is considered a modification and incremental stock-based compensation expense is recognized to the extent that the fair value of the awards immediately prior to the modification is less than the fair value of the awards immediately after the modification. In 2008, we recorded a non-cash charge of $4.9 million related to the modification of these stock-based awards. Net income attributable to SNI was reduced by $3.2 million.

In the second quarter of 2008, E. W. Scripps redeemed its outstanding notes which were previously allocated to us in our combined financial statements. The associated loss on extinguishment from such redemption, which was not deductible for income tax purposes, has been allocated to us in our statement of operations resulting in a reduction to net income attributable to SNI of $26.4 million.

7. Income Taxes

We file a consolidated U.S. federal income tax return, unitary tax returns in certain states, and separate state income tax returns for certain of our subsidiary companies in other states. Included in our federal and state income tax returns is our proportionate share of the taxable income or loss of partnerships and limited liability companies that are treated as partnerships for tax purposes (“pass-through entities”). Our consolidated and combined financial statements do not include any provision (benefit) for income taxes on the income (loss) of pass-through entities attributed to the noncontrolling interests.

Food Network and Cooking Channel are operated under the terms of a general partnership agreement. The Travel Channel is a limited liability company and treated as a partnership for tax purposes.

A reconciliation of amounts included in income from continuing operations before income taxes and the income (loss) allocated to us for tax purposes is as follows:

(in thousands)	For the years ended December 31,
	2010	2009	2008
Income allocated to SNI	$617,765	$441,858	$437,254
Income of pass-through entities allocated to noncontrolling interests	117,896	89,334	92,607

Income from continuing operations before income taxes	$735,661	$531,192	$529,861

The provision for income taxes consisted of the following:

(in thousands)	For the years ended December 31,
	2010	2009	2008
Current:
Federal	$189,890	$170,451	$138,540
Tax benefits from NOLs	(85)	(85)	(3,003)

Federal, net	189,805	170,366	135,537

State and local	38,943	17,693	25,532
Tax benefits from NOLs	(2,794)	(5,097)	(2,744)

State and local, net	36,149	12,596	22,788

Foreign	724	—	(4,777)

Total	226,678	182,962	153,548
Tax benefits of compensation plans allocated to additional paid-in capital	6,841	70	12

Total current income tax provision	233,519	183,032	153,560

Deferred:
Federal	(19,930)	(12,626)	24,936
Other	631	5,292	5,594

Total	(19,299)	(7,334)	30,530
Deferred tax allocated to other comprehensive income	5,207	(4,965)	198

Total deferred income tax provision	(14,092)	(12,299)	30,728

Provision for income taxes	$219,427	$170,733	$184,288

The difference between the statutory rate for federal income tax and the effective income tax rate was as follows:

	For the years ended December 31,
	2010	2009	2008
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
Effect of:
U.S. state and local income taxes, net of federal income tax benefit	3.3	3.2	2.9
Income of pass-through entities allocated to noncontrolling interests	(5.6)	(5.6)	(5.6)
Section 199 - Production Activities Deduction	(2.7)	(1.8)	(1.4)
Non-deductible debt extinguishment loss			1.6
Miscellaneous	(0.2)	1.3	2.3

Effective income tax rate	29.8%	32.1%	34.8%

We believe adequate provision has been made for all open tax years.

The approximate effect of the temporary differences giving rise to deferred income tax liabilities (assets) were as follows:

(in thousands)	As of December 31,
	2010	2009
Deferred tax assets:
Accrued expenses not deductible until paid	$(4,206)	$(3,872)
Deferred compensation and retiree benefits not deductible until paid	(43,823)	(37,736)
Tax basis capital loss and credit carryforwards	(129,888)	(139,804)
State and foreign net operating loss carryforwards	(17,469)	(17,774)
Other temporary differences, net	(3,918)	(1,833)

	(199,304)	(201,019)

Deferred tax liabilities:
Property, plant and equipment	11,737	7,356
Goodwill and other intangible assets	28,433	20,630
Investments, primarily gains and losses not yet recognized for tax purposes	62,273	73,711
Programs and program licenses	26,852	41,182

	129,295	142,879

Valuation allowance for deferred tax assets	146,590	154,020

Net deferred tax liability	$76,581	$95,880

At December 31, 2010, we had $61.9 million of net operating loss and non-deductible interest expense carryforwards related to our U.K. subsidiaries. Although these carryforwards are subject to unlimited carryforward periods, the deferred tax assets for these items have been reduced by a valuation allowance of $16.7 million as it is more likely than not that these loss carryforwards will not be realized.

uSwitch was sold December 23, 2009 resulting in a capital loss of $374 million. A portion of the capital loss was carried back to earlier tax years in 2010, however no capital gains are expected in the remaining carryforward period. Therefore, a valuation allowance of $130 million has been recorded on the deferred tax asset for the loss as it is more likely than not that the capital loss will not be utilized.

There are no undistributed earnings of foreign subsidiaries that could be subject to additional U.S. or foreign tax.

A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is as follows:

(in thousands)
	2010	2009	2008
Gross unrecognized tax benefits - beginning of year	$61,201	$62,136	$51,380
Increases in tax positions for prior years	6,552	11,141	7,499
Decreases in tax positions for prior years	(3,411)	(16,337)	(2,215)
Increases in tax positions for current year	20,950	16,787	15,424
Settlements	(11,385)	(1,309)	(721)
Lapse in statute of limitations	(12,307)	(11,217)	(9,231)

Gross unrecognized tax benefits - end of year	$61,600	$61,201	$62,136

The total amount of net unrecognized tax benefits that, if recognized, would affect the effective tax rate was $39.4 million at December 31, 2010, $44.5 million at December 31, 2009 and $40.9 million at December 31, 2008. We accrue interest and penalties related to unrecognized tax benefits in our provision for income taxes. Related to the amounts above, we recognized an interest benefit of $1.7 million in 2010, $0.2 million in 2009, and $1.1 million in 2008. Included in the balance of unrecognized tax benefits at December 31, 2010, December 31, 2009, and December 31, 2008, respectively, are $5.0 million, $7.6 million, and $7.9 million of liabilities for interest.

We file income tax returns in the U.S. and in various state, local and foreign jurisdictions. We are routinely examined by tax authorities in these jurisdictions. As of December 31, 2010, we had been examined by the Internal Revenue Service (“IRS”) through calendar year 2006. In addition, there are state examinations currently in progress. It is possible that these examinations may be resolved within twelve months. Due to the potential for resolution of these examinations, and the expiration of various statutes of limitation, it is reasonably possible that our gross unrecognized tax benefits balance may change within the next twelve months by a range of zero to $14.7 million.

Our tax years for 2007 and forward are subject to examination by the tax authorities. With a few exceptions, the Company is no longer subject to federal, state, local or foreign examinations by tax authorities for years prior to 2006.

8. Investments

The approximate ownership interest in each of our equity method investments and their respective investment balances were as follows:

(in thousands)	Ownership	As of December 31,
	Interest	2010	2009
HGTV Canada	33.00%	$23,569	$25,667
Food Canada	29.00%	13,230	12,986
Fox-BRV Southern Sports Holdings	7.25%	9,239	7,562
Food Network Magazine JV	50.00%	2,318
Other		180	180

Total investments		$48,536	$46,395

We regularly review our investments to determine if there have been any other-than-temporary declines in value. These reviews require management judgments that often include estimating the outcome of future events and determining whether factors exist that indicate impairment has occurred. We evaluate among other factors, the extent to which costs exceed fair value; the duration of the decline in fair value below cost; and the current cash position, earnings and cash forecasts and near term prospects of the investee. No impairments were recognized on any of our equity method investments in 2010, 2009, or 2008.

In 2008, we entered into a joint venture with Hearst Corporation for the publication of the Food Network Magazine. We have a 50% ownership interest in the joint venture.

9. Fair Value Measurement

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets and liabilities carried at fair value are classified in one of the three categories which are described below:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•	Level 2 — Inputs, other than quoted market prices in active markets, that are observable either directly or indirectly.

•	Level 3 — Unobservable inputs based on our own assumptions.

There have been no transfers of assets or liabilities between the fair value measurement classifications in the year ended December 31, 2010. The following table sets forth our assets and liabilities that are measured at fair value on a recurring basis at December 31, 2010:

(in thousands)
	Total	Level 1		Level 2	Level 3
Assets:
Cash equivalents	$485,465		$485,465	$	$

Temporary equity:
Redeemable noncontrolling interests	$158,148	$		$		$158,148

The following table sets forth our assets and liabilities that are measured at fair value on a recurring basis at December 31, 2009:

(in thousands)
	Total	Level 1		Level 2	Level 3
Assets:
Cash equivalents	$218,534		$218,534	$	$

Temporary equity:
Redeemable noncontrolling interests	$113,886	$		$		$113,886

We determine the fair value of the redeemable noncontrolling interests by using market data, appraised values, discounted cash flow analyses or by applying comparable market multiples to the respective businesses’ current forecasted results (refer to Note 17—Redeemable Noncontrolling Interests and Noncontrolling Interest for additional information).

The following table summarizes the activity for account balances whose fair value measurements are estimated utilizing level 3 inputs:

(in thousands)	Redeemable Noncontrolling Interests
	As of December 31,
	2010	2009
Beginning period balance	$113,886	$9,400
Redemption of noncontrolling interest	(14,400)
Additions to noncontrolling interest	957
Recognize redeemable noncontrolling interests from transactions		99,505
Net loss	(2,012)	(7,675)
Noncontrolling interests’ share of foreign currency translation	(56)	(19)
Fair value adjustment	59,773	12,675

Ending period balance	$158,148	$113,886

The net loss amounts reflected in the table above are reported within the “net income attributable to noncontrolling interests” line in our statements of operations.

10. Property and Equipment

Property and equipment consisted of the following:

(in thousands)	As of December 31,
	2010	2009
Land and improvements	$11,835	$11,865
Buildings and improvements	128,315	111,192
Equipment	116,916	117,590
Computer software	129,312	113,732

Total	386,378	354,379
Accumulated depreciation	172,247	145,695

Property and equipment	$214,131	$208,684

11. Goodwill and Other Intangible Assets

Goodwill and other intangible assets consisted of the following:

(in thousands)	As of December 31,
	2010	2009
Goodwill	$510,484	$514,476

Other intangible assets:
Amortizable intangible assets:
Carrying amount:
Acquired network distribution	514,944	504,847
Customer lists	87,117	83,203
Copyrights and other trade names	59,865	59,975
Other	8,008	8,578

Total carrying amount	669,934	656,603

Accumulated amortization:
Acquired network distribution	(43,624)	(17,155)
Customer lists	(17,068)	(706)
Copyrights and other trade names	(6,171)	(2,065)
Other	(4,991)	(4,610)

Total accumulated amortization	(71,854)	(24,536)

Total other intangible assets	598,080	632,067

Total goodwill and other intangible assets	$1,108,564	$1,146,543

Activity related to goodwill, amortizable intangible assets and indefinite-lived intangible assets by business segment was as follows:

(in thousands)	Lifestyle
	Media	Corporate	Total
Goodwill:
Balance as of December 31, 2008	$268,195		$268,195
Business acquisitions	246,281		246,281

Balance as of December 31, 2009	514,476		514,476
Adjustment of purchase price allocations	(3,992)		(3,992)

Balance as of December 31, 2010	$510,484		$510,484

Amortizable intangible assets:
Balance as of December 31, 2008	$38,175		$38,175
Business acquisitions	598,257	$245	598,502
Additions	2,025		2,025
Foreign currency translation adjustment		(3)	(3)
Amortization	(6,632)		(6,632)

Balance as of December 31, 2009	631,825	242	632,067
Adjustment of purchase price allocations	14,021		14,021
Foreign currency translation adjustment		(11)	(11)
Amortization	(47,908)	(89)	(47,997)

Balance as of December 31, 2010	$597,938	$142	$598,080

To determine the fair value of our reporting unit, we used market data and discounted cash flow analyses. No impairment losses were recorded in 2010, 2009 or 2008.

Estimated amortization expense of intangible assets for each of the next five years is expected to be $42.6 million in 2011, $42.6 million in 2012, $42.5 million in 2013, $42.3 million in 2014, $34.0 million in 2015 and $394.1 million in later years.

12. Programs and Program Licenses

Programs and program licenses consisted of the following:

(in thousands)	As of December 31,
	2010	2009
Cost of programs available for broadcast	$1,314,928	$1,290,128
Accumulated amortization	914,809	899,209

Total	400,119	390,919
Progress payments on programs not yet available for broadcast	123,607	136,693

Total programs and program licenses	$523,726	$527,612

In addition to the programs owned or licensed by us included in the table above, we have commitments to license certain programming that is not yet available for broadcast. Such program licenses are recorded as assets when the programming is delivered to us and is available for broadcast. These contracts may require progress payments or deposits prior to the program becoming available for broadcast. Remaining obligations under contracts to purchase or license programs not yet available for broadcast totaled approximately $131 million at December 31, 2010. If the programs are not produced, our commitment to license the programs would generally expire without obligation.

Progress payments on programs not yet available for broadcast and the cost of programs and program licenses capitalized totaled $403 million in 2010, $287 million in 2009, and $280 million in 2008.

Estimated amortization of recorded program assets and program commitments for each of the next five years is as follows:

(in thousands)	Programs Available for Broadcast	Programs Not Yet Available for Broadcast	Total
2011	$224,343	$93,138	$317,481
2012	111,076	82,113	193,189
2013	50,493	43,984	94,477
2014	13,927	27,011	40,938
2015	280	7,890	8,170
Later years		248	248

Total	$400,119	$254,384	$654,503

Actual amortization in each of the next five years will exceed the amounts presented above as our national television networks will continue to produce and license additional programs.

13. Unamortized Network Distribution Incentives

Unamortized network distribution incentives consisted of the following:

(in thousands)	As of December 31,
	2010	2009
Network launch incentives	$58,026	$42,013
Unbilled affiliate fees	24,313	29,253

Total unamortized network distribution incentives	$82,339	$71,266

We capitalized launch incentive payments totaling $41.2 million in 2010, $3.7 million in 2009 and $3.5 million in 2008.

Amortization recorded as a reduction to affiliate fee revenue in the consolidated and combined financial statements, and estimated amortization of recorded network distribution incentives for each of the next five years, is presented below.

(in thousands)
Amortization for the year ended December 31:
2010	$34,002
2009	37,830
2008	33,391
Estimated amortization for the year ending December 31:
2011	$39,768
2012	23,003
2013	5,999
2014	6,337
2015	6,215
Later years	1,017

Total	$82,339

Actual amortization could be greater than the above amounts as additional incentive payments may be capitalized as we expand distribution of our networks.

14. Other Accrued Current Liabilities

Other accrued current liabilities consisted of the following:

(in thousands)	As of December 31,
	2010	2009
Accrued rent	$12,103	$11,954
Accrued interest	14,487	1,396
Accrued taxes		13,328
Payable to E. W. Scripps		6,500
Accrued license and copyright fees	1,109	4,207
Accrued expenses	34,098	47,357

Total	$61,797	$84,742

15. Long-Term Debt

Long-term debt consisted of the following:

(in thousands)	As of December 31,
	2010	2009
Senior notes	$884,395	$884,239

Fair value of long-term debt *	$906,547	$875,600

*	Fair value was estimated based on current rates available to the Company for debt of the same remaining maturity.

On December 15, 2009, a majority-owned subsidiary of SNI issued a total of $885 million of aggregate principal amount Senior Notes through a private placement. The Senior Notes mature on January 15, 2015 bearing interest at 3.55%. Beginning on July 15, 2010, interest will be paid on the notes on January 15th and July 15th of each year. The Senior Notes are guaranteed by SNI. Cox has agreed to indemnify SNI for payments made in respect of SNI’s guarantee. Substantially all of the proceeds from the issuance of the Senior Notes were distributed to Cox in connection with the Travel Channel Acquisition.

On June 30, 2008, we entered into a Competitive Advance and Revolving Credit Facility (the “Facility”) that permits $550 million in aggregate borrowings and expires in June 2013. In 2009, we amended the Facility to accommodate increased subsidiary indebtedness as a result of the Travel Channel Acquisition. The Facility bears interest based on the Company’s credit ratings, with drawn amounts bearing interest at Libor plus 175 basis points and undrawn amounts bearing interest at 25 basis points as of December 31, 2010. There were no outstanding borrowings under the Facility at December 31, 2010 or December 31, 2009.

E. W. Scripps utilized a centralized approach to cash management to finance its operations. Based on the historical funding requirements of the Company, specifically the costs to fund acquisitions, fund investments in programming and otherwise support the expansion of Scripps Networks Interactive businesses, all E. W. Scripps third party debt and related interest expense has been allocated to the Company for periods prior to June 30, 2008.

Management believes the allocation basis for debt and interest expense is reasonable based on the historical financing needs of the Company. However, such estimates are not necessarily representative of our costs as a stand-alone public company for the periods presented.

The revolving credit facility and Senior Notes include certain affirmative and negative covenants, including the incurrence of additional indebtedness and maintenance of a maximum leverage ratio. We are in compliance with all debt covenants.

As of December 31, 2010, we had outstanding letters of credit totaling $1.1 million.

Capitalized interest was $0.4 million in 2010, $0.2 million in 2009 and $0.5 million in 2008.

16. Other Liabilities

Other liabilities consisted of the following:

(in thousands)	As of December 31,
	2010	2009
Liability for pension and post employment benefits	$52,583	$40,298
Deferred compensation	16,193	13,543
Liability for uncertain tax positions	42,694	42,404
Other	6,238	3,417

Other liabilities (less current portion)	$117,708	$99,662

17. Redeemable Noncontrolling Interests and Noncontrolling Interest

As of December 31, 2009, a noncontrolling interest held an approximate 6% residual interest in FLN. In January 2010, we reached agreement with the noncontrolling interest owner to acquire their 6% residual interest in FLN for cash consideration of $14.4 million. In 2008, we had previously acquired the 3.75% interest in FLN from a noncontrolling owner of FLN for cash consideration of $9.0 million.

A noncontrolling interest holds a 35% residual interest in the Travel Channel. The noncontrolling interest has the right to require us to repurchase their interest and we have an option to acquire their interest. The noncontrolling interest will receive the fair value for its interest at the time their option is exercised. The put options on the noncontrolling interest in the Travel Channel become exercisable in 2014. The call options become exercisable in 2015.

During the third quarter 2010, SNI contributed cash of $7.9 million to our international venture with Chello Zone Media (“Chello”). The contribution reduced Chello’s noncontrolling interest in the venture to 11%. The noncontrolling interest has the right to require us to repurchase their interest and we have an option to acquire their interest. The noncontrolling interest will receive the greater of $3.4 million or fair value for their interest at the time their option is exercised. The put and call options on the noncontrolling interest in the venture become exercisable in 2012.

Our consolidated balance sheets include a redeemable noncontrolling interest balance of $158 million at December 31, 2010 and $114 million at December 31, 2009.

The Food Network is operated and organized under the terms of a general partnership ( the “Partnership”). SNI and a noncontrolling owner hold interests in the Partnership.

During 2010, we completed the rebranding of FLN to the Cooking Channel and subsequently contributed the membership interest of the Cooking Channel to the Partnership in August of 2010. The unamortized carrying value of the net assets contributed totaled $51.4 million and were primarily comprised of program assets and network distribution assets pertaining to affiliation agreements previously secured by FLN. The fair value of the net assets significantly exceeded the carrying value at the date of contribution.

In accordance with the terms of the Partnership agreement, the noncontrolling interest owner is required to make a pro-rata capital contribution to maintain its proportionate interest in the Partnership. Based on the fair value of the assets contributed by SNI, the noncontrolling interest owner is required to make a $52.8 million contribution. At the close of our 2010 fiscal year, the noncontrolling owner had not made this contribution, and its ownership interest in the Partnership was diluted from 31% to 25%. Accordingly, for the four months following the Cooking Channel contribution, profits were allocated to the noncontrolling owner at its reduced ownership percentage, reducing net income attributed to noncontrolling interest by $8.0 million in 2010.

On February 28, 2011, the noncontrolling owner made the $52.8 million pro-rata contribution to the Partnership and its ownership interest was returned to the pre-dilution percentage as if this pro-rata contribution had been made as of the date of the Cooking Channel contribution.

The Food Network partnership agreement specifies a dissolution date of December 31, 2012. If the term of the partnership is not extended prior to that date, the agreement permits the Company, as the holder of approximately 80% of the applicable votes, to reconstitute the partnership and continue its business. If the partnership is not extended or reconstituted it will be required to limit its activities to winding up, settling debts, liquidating assets and distributing proceeds to the partners in proportion to their partnership interests.

18. Related Party Transactions

Cash Management

Prior to the separation from E. W. Scripps on July 1, 2008, E. W. Scripps used a centralized approach for cash management to finance its operations. The Company’s cash was available for use and was regularly “swept” by E. W. Scripps to a concentration account at its discretion.

Transfers of cash both to and from E. W. Scripps’ cash management system were reflected as a component of Parent Company Net Investment within Shareholders’ Equity on the consolidated and combined balance sheets. Subsequent to the separation, SNI uses a similar cash management approach with the exception that the cash is swept to SNI’s concentration account and there are no longer transfers between the Company and E. W. Scripps.

Debt and Related Items

The Company was allocated the entire amount of consolidated debt and net interest expense of E. W. Scripps prior to June 30, 2008. See Note 15 -Long-Term Debt, for further information regarding these allocations.

Allocated Expenses

For periods prior to the separation, the Company was allocated estimates of Scripps Networks Interactive’s portion of E. W. Scripps corporate expenses for those periods based on a pro-rata percentage of E. W. Scripps’ combined net revenue, headcount and usage. General corporate overhead expenses primarily related to centralized corporate functions, which included finance, legal, internal audit, human resources, information technology, and various other functions historically provided by E. W. Scripps. For the first six months of 2008, the Company was allocated $27.7 million of general corporate overhead expenses incurred by E. W. Scripps.

As discussed in Note 1—Formation of the Company and Basis of Presentation to the consolidated and combined financial statements, the Company believes the assumptions and methodologies underlying the allocation of general corporate overhead expenses from E. W. Scripps are reasonable. However, such estimates are not necessarily representative of our costs as a stand-alone public company for the periods presented.

As such, the financial information herein may not necessarily reflect the combined financial position, results of operations, and cash flows of the Company in the future or what it would have been had the Company been an independent, publicly-traded company during the periods presented.

Dividend

On June 30, 2008 Scripps Networks Interactive paid a cash dividend totaling $430 million to E. W. Scripps.

Agreements with E. W. Scripps

In connection with the Separation, the following agreements between Scripps Networks Interactive and E. W. Scripps became effective on July 1, 2008:

•	Separation and Distribution Agreement

•	Transition Services Agreement

•	Employee Matters Agreement

•	Tax Allocation Agreement

Separation and Distribution Agreement

The Separation and Distribution Agreement set forth the agreements between E. W. Scripps and the Company with respect to the principal corporate transactions required to effect the separation and the distribution of the Company’s shares to E. W. Scripps’ shareholders and other agreements governing the relationship between E. W. Scripps and the Company. The distribution agreement provides that Scripps Networks Interactive and E. W. Scripps and its subsidiaries (other than Scripps Networks Interactive and its subsidiaries) will release and discharge each other from all liabilities, of any sort, including in connection with the transactions contemplated by the distribution agreement, except as expressly set forth in the agreement. The releases do not release any party from, among other matters, liabilities assumed or allocated to the party pursuant to the distribution agreement or the other agreements entered into in connection with the separation or from the indemnification and contribution obligations under the distribution agreement or such other agreements.

Transition Services Agreement

The Transition Services Agreement provided for E. W. Scripps and Scripps Networks Interactive to provide services to each other on a compensated basis for a period of up to two years. Compensation will be on an arms-length basis. E. W. Scripps provided services or support to Scripps Networks Interactive, including information technology, human resources, accounting and finance, and facilities. The Company incurred expenses of $3.0 million in 2009 and $5.5 million in 2008 related to these services, which are reported in other costs and expenses in the consolidated and combined statements of operations. SNI provided information technology support and services to E. W. Scripps. The Company recorded revenue of $0.6 million in 2009 and $1.7 million in 2008 related to these services, which are reported in other revenues in the consolidated and combined statements of operations.

Employee Matters Agreement

The Employee Matters Agreement provided for the allocation of the liabilities and responsibilities relating to employee compensation and benefit plans and programs, including the treatment of outstanding incentive awards, deferred compensation obligations and retirement and welfare benefit obligations between E. W. Scripps and Scripps Networks Interactive. The agreement provided that E. W. Scripps and Scripps Networks Interactive would each be responsible for all employment and benefit related obligations and liabilities for employees that work for the respective companies. The agreement also provided that Scripps Networks Interactive employees will continue to participate in certain of the E. W. Scripps benefit plans during a transition period through December 31, 2008. After the transition period, the account balances or actuarially determined values of assets and liabilities of Scripps Networks Interactive employees were transferred to the benefit plans of Scripps Networks Interactive in 2009. The agreement also governs the treatment of outstanding E. W. Scripps share-based equity awards (refer to Note 23—Capital Stock and Stock Compensation Plans for additional discussion).

Tax Allocation Agreement

The Tax Allocation Agreement sets forth the allocations and responsibilities of E. W. Scripps and Scripps Networks Interactive with respect to liabilities for federal, state, local and foreign income taxes for periods before and after the spin-off, tax deductions related to compensation arrangements, preparation of income tax returns, disputes with taxing authorities and indemnification of income taxes that would become due if the spin-off were taxable. Generally, E. W. Scripps and Scripps Networks Interactive will be responsible for income taxes for periods before the spin-off for their respective businesses. In 2010, we were notified that the capital loss created from our sale of uSwitch in 2009 could be utilized against capital gains generated in periods prior to our separation from E. W. Scripps. In connection with the 2009 year-end analysis of our tax accounts and the reconciliations of the tax provision to respective tax returns, determination was made that we owed payment to E. W. Scripps for tax related matters totaling $6.5 million as of December 31, 2009. The liability to E. W. Scripps as of December 31, 2009 is included within other accrued liabilities in the consolidated balance sheet.

19. Employee Benefit Plans

Defined Benefit Plans

We sponsor a defined benefit pension plan covering a majority of our employees. Expense recognized in relation to this defined benefit retirement plan is based upon actuarial valuations and inherent in those valuations are key assumptions including discount rates, and where applicable, expected returns on assets and projected future salary rates. The discount rates used in the valuation of our defined benefit pensions are evaluated annually based on current market conditions. Benefits are generally based upon the employee’s compensation and years of service.

We also have a nonqualified supplemental executive retirement plan (“SERP”). The SERP, which is unfunded, provides defined pension benefits in addition to the defined benefit from the defined benefit pension plan to eligible executives based on average earnings, years of service and age at retirement.

For periods prior to July 1, 2008, our financial statements were presented on a carve-out basis, and reported pension costs and obligations included amounts attributed to E. W. Scripps’ historical Lifestyle Media and Interactive Services businesses as well as estimates to account for the inclusion of corporate employees.

Following the Separation, The Employee Matters Agreement provided for the participation of our employees in certain benefit plans of E. W. Scripps, including the E.W. Scripps pension, retirement and investment and supplemental executive retirement plans, during a transition period ending on December 31, 2008. Following the Separation, our pension costs and pension obligations were actuarially determined based upon the actual number of individuals employed by SNI. Since the actuarially determined amounts differ from the estimates that are being reported in our carve-out financial statements for periods prior to July 1, 2008, the footnote presentation below reflects the actual number of individuals employed by SNI for each period presented. The line captioned “actuarial adjustment related to the separation”, that are reported in the tables below, reflect the impacts of E. W. Scripps corporate employees that became employees of SNI effective July 1, 2008.

The Employee Matters Agreement also provided a structural framework for the employee benefit plans and programs established by us. During 2009, the Scripps Networks Interactive, Inc. Pension Plan (“SNI Pension Plan”) and the Scripps Networks Interactive, Inc. SERP were established, after which the actuarial-determined values of the assets and liabilities attributable to certain plan assets or account balances related to SNI employees were transferred to our new plans. The line captioned “actuarial adjustment related to the separation” for 2009 reflects the difference in the actual plan assets transferred to the SNI pension plan and the plan asset amounts that were estimated as of December 31, 2008.

In the fourth quarter of 2009, we amended the SNI Pension Plan. In accordance with the provisions of the SNI Pension Plan amendment, no additional service benefits will be earned by participants in the SNI Pension Plan after December 31, 2009. The amount of eligible compensation that is used to calculate a plan participant’s pension benefit will continue to include any compensation earned by the employee through December 31, 2019. After December 31, 2019, all plan participants will have a frozen pension benefit.

The measurement date used for the retirement plans is December 31. The components of the expense consisted of the following:

(in thousands)	For the years ended December 31,
	Defined Benefit Plans			SERP
	2010	2009	2008	2010	2009	2008
Service cost		$5,137	$5,403		$1,680	$2,211
Interest cost	$3,092	3,539	3,221	$1,527	1,650	1,786
Expected return on plan assets	(2,575)	(1,971)	(2,591)
Amortization of prior service cost (credit)		163	163		(82)	(81)
Settlement (gain)/loss				304
Amortization of net (gain)/loss		632	341	137	561	1,418
Curtailments		993			(447)

Total for defined benefit plans	$517	$8,493	$6,537	$1,968	$3,362	$5,334

Assumptions used in determining the annual retirement plans expense were as follows:

	Defined Benefit Plans			SERP
	2010	2009	2008	2010	2009	2008
Discount rate	6.20%	6.25%	6.25%	6.00%	6.25%	6.25%
Long-term rate of return on plan assets	7.50%	7.50%	8.25%	N/A	N/A	N/A
Increase in compensation levels	4.10%	4.40%	7.40%	4.10%	4.40%	7.40%

The discount rate used to determine our future pension obligations is based on a dedicated bond portfolio approach that includes securities rated Aa or better with maturities matching our expected benefit payments from the plans. The increase in compensation levels assumption is based on actual past experience and the near-term outlook.

The expected long-term rate of return on plan assets is based upon the weighted-average expected rate of return and capital market forecasts for each asset class employed. Our expected rate of return on plan assets also considers our historical compounded return on plan assets for 10 and 15 year periods, which exceed our current forward-looking assumption.

Obligations and Funded Status – Defined benefit plans pension obligations and funded status are actuarially valued as of the end of each fiscal year. The following table presents information about our employee benefit plan assets and obligations:

(in thousands)	For the years ended December 31,
	Defined Benefit Plans		SERP
	2010	2009	2010	2009
Accumulated benefit obligation	$55,483	$42,754	$26,849	$22,159

Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$51,295	$47,076	$25,541	$22,127
Service cost		5,137		1,680
Interest cost	3,092	3,539	1,527	1,650
Benefits paid	(708)	(225)	(228)	(2,318)
Actuarial losses (gains)	10,695	5,439	5,376	5,180
Curtailments		(9,671)		(2,778)
Settlements			(751)

Projected benefit obligation at end of year	64,374	51,295	31,465	25,541

Plan assets:
Fair value at beginning of year	33,963	24,339
Actual return on plan assets	4,857	5,656
Company contributions	3,000	3,000	2,880	2,318
Benefits paid	(708)	(225)	(228)	(2,318)
Settlements			(2,652)
Actuarial adjustment related to the separation		1,193

Fair value at end of year	41,112	33,963	—	—

Over / (under) funded status	$(23,262)	$(17,332)	$(31,465)	$(25,541)

Amounts recognized as assets and liabilities in the consolidated balance sheets:
Current liabilities			$(2,144)	$(2,575)
Non-current liabilities	$(23,262)	$(17,332)	(29,321)	(22,966)

Total	$(23,262)	$(17,332)	$(31,465)	$(25,541)

Amounts recognized in accumulated other comprehensive loss (income) consist of:
Net (gain) / loss	$8,930	$517	$14,093	$6,968

Other changes in plan assets and benefit obligations recognized in net periodic benefit cost other comprehensive loss (income) consist of:

(in thousands)	For the years ended December 31,
	Defined Benefit Plans		SERP
	2010	2009	2010	2009
Net actuarial loss (gain)	$8,413	$1,755	$7,566	$4,890
Amortization of net gain (loss)		(632)	(137)	(561)
Amortization of prior service credit (cost)		(163)		82
Other AOCI adjustments: unrecognized loss		(9,671)		(2,778)
Other AOCI adjustments: recognized loss			(304)
Other AOCI adjustments: recognized prior service cost		(993)		447

Total recognized in other comprehensive loss (income)	8,413	(9,704)	7,125	2,080
Net periodic benefit cost	517	8,493	1,968	3,362

Total recognized in net periodic benefit cost and other comprehensive income	$8,930	$(1,211)	$9,093	$5,442

We expect to recognize amortization from accumulated other comprehensive income into net periodic benefit costs of $0.3 million and $0.1 million for the net actuarial loss during 2011 related to our non-qualified SERP plan and our defined benefit plan, respectively.

Information for pension plans with an accumulated benefit obligation in excess of plan assets was as follows:

(in thousands)	For the years ended December 31,
	Defined Benefit Plans		SERP
	2010	2009	2010	2009
Accumulated benefit obligation	$55,483	$42,754	$26,849	$22,159
Fair value of plan assets	41,112	33,963	—	—

Information for pension plans with a projected benefit obligation in excess of plan assets was as follows:

(in thousands)	For the years ended December 31,
	Defined Benefit Plans		SERP
	2010	2009	2010	2009
Projected benefit obligation	$64,374	$51,295	$31,465	$25,541
Fair value of plan assets	41,112	33,963	—	—

Assumptions used to determine the defined benefit plans benefit obligations were as follows:

	For the years ended December 31,
	Defined Benefit Plans		SERP
	2010	2009	2010	2009
Discount rate	5.60%	6.20%	5.50%	6.00%
Rate of compensation increases	4.10%	4.30%	4.10%	4.30%

Plan Assets – Our investment policy is to maximize the total rate of return on plan assets to meet the long-term funding obligations of the plan. Plan assets are invested using a combination of active management and passive investment strategies. Risk is controlled through diversification among multiple asset classes, managers, styles, and securities. Risk is further controlled both at the manager and asset class level by assigning return targets and evaluating performance against these targets. Information related to our pension plan asset allocations by asset category were as follows:

	Target Allocations for 2011	Percentage of plan assets as of December 31,
		2010	2009
US equity securities	27%	37%	54%
Non-US equity securities	39	29	13
Real estate	4	4	2
Fixed-income securities	30	30	31

Total	100%	100%	100%

U.S. equity securities include common stocks of large, medium, and small companies which are predominantly U.S. based. Non U.S. equity securities include companies domiciled outside the U.S. which are in various industries and countries and through a range of market capitalizations. Fixed-income securities include securities issued or guaranteed by the U.S. government and corporate debt obligations, as well as investments in hedge fund products. Real estate investments include but are not limited to investments in office, retail, apartment and industrial properties.

Fair Value Measurements – Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Plan assets are classified in one of the three levels which are described below:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•	Level 2 — Inputs, other than quoted market prices in active markets, that are observable either directly or indirectly.

•	Level 3 — Unobservable inputs based on our own assumptions.

The following table sets forth our plan asset categories that are measured at fair value on a recurring basis at December 31, 2010 and the level of inputs utilized for fair value.

(in thousands)	As of December 31, 2010
	Total	Level 1	Level 2	Level 3
US equity securities
Common/collective trust funds	$15,176		$15,176
Non-US equity securities
Common/collective trust funds	11,983		11,983
Fixed income securities
Common/collective trust funds	12,394		12,394
Hedge funds	19			$19
Real estate
Common/collective trust funds	1,519			1,519

Subtotal	$41,091		$39,553	$1,538
Cash	21	$21

Total	$41,112	$21	$39,553	$1,538

The following table sets forth our plan asset categories that are measured at fair value on a recurring basis at December 31, 2009 and the level of inputs utilized for fair value.

(in thousands)	As of December 31, 2009
	Total	Level 1	Level 2	Level 3
US equity securities
Common/collective trust funds	$18,368		$18,368
Non-US equity securities
Common/collective trust funds	4,436		4,436
Fixed income securities
Common/collective trust funds	10,236		10,236
Hedge funds	169			$169
Real estate
Common/collective trust funds	733			733

Subtotal	$33,942		$33,040	$902
Cash	21	$21

Total	$33,963	$21	$33,040	$902

Common/collective trust funds are typically valued at their net asset values that are calculated by the investment manager or sponsor of the fund and have daily or monthly liquidity.

Some of our assets, real estate and hedge funds, do not have readily determinable market values given the specific investment structures involved and the nature of the underlying investments. For assets without readily determinable values, estimates were derived from investment manager discussions focusing on underlying fundamentals and significant events. For those investments reported on a one-quarter lagged basis (real estate) we use net asset values, adjusted for subsequent cash flows and significant events. The following table presents a reconciliation of Level 3 assets held during the year ended December 31, 2010:

(in thousands)
	January 1, 2010 Balance	Net Realized and Unrealized Gains/ (Losses)	Net Purchases, Issuances and Settlements	Net Transfers Into/(Out of) Level 3	December 31, 2010 Balance
Fixed income securities
Hedge funds	$169	$(85)	$(65)	$	$19
Real estate
Common/collective trust funds	733	36	750		1,519

Total	$902	$(49)	$685	$	$1,538

The following table presents a reconciliation of Level 3 assets held during the year ended December 31, 2009:

(in thousands)
	January 1, 2009 Balance	Net Realized and Unrealized Gains/ (Losses)	Net Purchases, Issuances and Settlements	Net Transfers Into/(Out of) Level 3	December 31, 2009 Balance
Fixed income securities
Hedge funds	$432	$(85)	$(178)	$	$169
Real estate
Common/collective trust funds	1,225	(492)			733

Total	$1,657	$(577)	$(178)	$	$902

Cash Flows – We anticipate contributing $2.1 million to fund current benefit payments for the non-qualified SERP plan in 2011. In addition, we anticipate making contributions to the SNI Pension Plan totaling $1.4 million in 2011.

The estimated future benefit payments expected to be paid for the next ten years are as follows:

(in thousands)	Defined Benefit Plans	SERP
2011	$3,238	$2,144
2012	4,144	3,764
2013	4,110	3,092
2014	3,910	2,568
2015	3,917	2,941
2016 - 2019	22,476	10,841

Defined Contribution Retirement Plans

Substantially all employees of the Company are also covered by a company-sponsored defined contribution plan (“DC Plan”). The Company matches a portion of employees’ voluntary contribution to this plan. Effective January 1, 2010, the Company began making additional contributions to eligible employee’s 401K accounts in accordance with enhanced provisions to the DC Plan. The amount contributed to each employee’s account is a percentage of the employee’s total eligible compensation based upon their age and service with the Company as of the first day of each year. Expense related to our defined contribution plans was $12.4 million in 2010, $2.8 million in 2009, and $2.6 million in 2008.

20. Comprehensive Income (Loss)

Comprehensive income (loss) is as follows:

(in thousands)	For the years ended December 31,
	2010	2009	2008
Comprehensive Income (Loss):
Net income (loss)	$529,009	$384,874	$115,948
Other comprehensive income (loss):
Currency translation, net of income tax	992	(38,782)	(14,311)
Pension liability adjustments, net of income tax	(9,506)	4,588	4,399

Total comprehensive income (loss)	520,495	350,680	106,036
Comprehensive income attributable to noncontrolling interest	118,044	85,845	92,391

Comprehensive income (loss) attributable to SNI	$402,451	$264,835	$13,645

21. Segment Information

The Company determines its business segments based upon our management and internal reporting structure. Our reportable segment, Lifestyle Media, is a strategic business that offers different products and services.

Lifestyle Media includes our national television networks, HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel and GAC. Lifestyle Media also includes Web sites that are associated with the aforementioned television brands and other Internet-based businesses serving food, home and travel related categories. The Food Network and Cooking Channel are included in the Food Network partnership of which we currently own 75%. We also own 65% of Travel Channel. Each of our networks is distributed by cable and satellite distributors and telecommunication service providers. Lifestyle Media earns revenue primarily from the sale of advertising time and from affiliate fees from cable and satellite television systems.

The accounting policies of each of our business segments are those described in Note 2—Summary of Significant Accounting Policies.

Each of our segments may provide advertising, programming or other services to our other reportable segments. In addition, certain corporate costs and expenses, including information technology, pensions and other employee benefits, and other shared services, are allocated to our business segments. The allocations are generally amounts agreed upon by management, which may differ from amounts that would be incurred if such services were purchased separately by the business segment. Corporate assets are primarily comprised of cash and cash equivalents, investments, and deferred income taxes.

Our chief operating decision maker evaluates the operating performance of our reportable segments and makes decisions about the allocation of resources to the reportable segments using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our business segments is as follows:

(in thousands)	For the years ended December 31,
	2010	2009	2008
Segment operating revenues:
Lifestyle Media	$1,867,228	$1,366,802	$1,312,313
Corporate	15,536	675	2,422
Intersegment eliminations	(71)	(149)	(169)

Total operating revenues	$1,882,693	$1,367,328	$1,314,566

Segment profit (loss):
Lifestyle Media	$903,572	$636,865	$632,059
Corporate	(68,432)	(65,952)	(48,883)

Total segment profit	835,140	570,913	583,176
Depreciation and amortization of intangible assets	(91,351)	(40,608)	(29,004)
Losses on disposal of property, plant and equipment	(1,511)	(755)	(791)
Interest expense	(35,167)	(2,810)	(14,207)
Travel Channel financing costs		(12,118)
Losses on repurchases of debt			(26,380)
Equity in earnings of affiliates	30,126	18,626	15,498
Miscellaneous, net	(1,576)	(2,056)	1,569

Income from continuing operations before income taxes	$735,661	$531,192	$529,861

Depreciation:
Lifestyle Media	$41,561	$32,190	$24,330
Corporate	1,793	1,786	454

Total depreciation	$43,354	$33,976	$24,784

Amortization of intangible assets:
Lifestyle Media	$47,908	$6,632	$3,979
Corporate	89		241

Total amortization of intangible assets	$47,997	$6,632	$4,220

(in thousands)	For the years ended December 31,
	2010	2009	2008
Additions to property, plant and equipment:
Lifestyle Media	$53,343	$66,112	$57,074
Corporate	2,402	4,925	3,283

Total additions to property, plant and equipment	$55,745	$71,037	$60,357

Business acquisitions and other additions to long-lived assets:
Lifestyle Media	$440,378	$1,271,264	$290,871
Corporate	4,814

Total	$445,192	$1,271,264	$290,871

Assets:
Lifestyle Media	$2,681,691	$2,620,095	$1,439,731
Corporate	444,473	81,793	22,774

Total assets of continuing operations	3,126,164	2,701,888	1,462,505
Discontinued operations	262,268	261,174	310,703

Total assets	$3,388,432	$2,963,062	$1,773,208

No single customer provides more than 10% of our revenue.

Other additions to long-lived assets include investments, capitalized intangible assets, and Lifestyle Media’s capitalized programs and network launch incentives.

22. Commitments and Contingencies

We are involved in litigation arising in the ordinary course of business, none of which is expected to result in material loss.

Minimum payments on noncancelable leases at December 31, 2010, were: 2011, $18.6 million; 2012, $18.2 million; 2013, $18.1 million; 2014, $18.5 million; 2015, $15.9 million; and later years, $33.8 million. We expect our operating leases will be replaced with leases for similar facilities upon their expiration. Rental expense for cancelable and noncancelable leases was $20.5 million in 2010, $16.2 million in 2009 and $16.4 million in 2008.

In the ordinary course of business, we enter into long-term contracts to obtain satellite transmission rights or to obtain other services. Liabilities for such commitments are recorded when the related services are rendered. Minimum payments on such contractual commitments at December 31, 2010, were: 2011, $62.0 million; 2012, $43.4 million; 2013, $35.5 million; 2014, $29.1 million; 2015, $20.5 million; and later years, $32.3 million. We expect these contracts will be replaced with similar contracts upon their expiration.

23. Capital Stock and Stock Compensation Plans

Capital Stock – SNI’s capital structure includes Common Voting Shares and Class A Common shares. The articles of incorporation provide that the holders of Class A Common shares, who are not entitled to vote on any other matters except as required by Ohio law, are entitled to elect the greater of three or one-third of the directors. The Common Voting Shares and Class A Common shares have equal dividend distribution rights.

Incentive Plans – In connection with the Separation, we implemented a new stock based compensation plan (Scripps Networks Interactive, Inc. 2008 Long-Term Incentive Plan) (the “Plan”) and registered 19,000,000 common shares available for issuance under the Plan. E. W. Scripps share based awards, which included stock options and restricted stock awards, held by our employees and certain former employees of E. W. Scripps were converted to equivalent share based awards of Scripps Networks Interactive, Inc. The conversions were based on the ratio of the market price of each company’s publicly traded common stock at the time of Separation. The Plan is administered by our Board of Directors.

The Plan provides for long-term performance compensation for key employees and members of the Board of Directors. A variety of discretionary awards for employees and non-employee directors are authorized under the Plan, including incentive or non-qualified stock options, stock appreciation rights, restricted or nonrestricted stock awards and performance awards. The vesting of such awards may be conditioned upon either a specified period of time or the attainment of specific performance goals as determined by the administrator of the plan. The option price and term are also subject to determination by the administrator with respect to each grant. Option prices are generally expected to be set at the market price of our common stock at date of grant and option terms are not expected to exceed ten years. The Plan expires in 2018, except for options then outstanding.

We satisfy stock option exercises and vested stock awards with newly issued shares. Shares available for future stock compensation grants totaled 6.9 million as of December 31, 2010.

Stock Options – Stock options grant the recipient the right to purchase Class A Common shares at not less than 100% of the fair market value on the date the option is granted. Stock options granted to employees generally vest over a three year period, conditioned upon the individual’s continued employment through that period. Vesting of all share based awards are immediately accelerated upon the death or disability of the employee or upon a change in control of the Company or in the business in which the individual is employed. In addition, vesting of stock options are immediately accelerated upon the retirement of the employee. Unvested awards are forfeited if employment is terminated for other reasons. Options granted to employees prior to 2005 generally expire 10 years after grant, while options granted in 2005 and later generally have 8-year terms. Stock options granted to non-employee directors generally vest over a one-year period and have a 10-year term for options granted prior to 2010. Options granted 2010 and later have 8-year terms.

On June 1, 2009 the Company offered eligible participants, the opportunity to exchange certain outstanding vested or unvested stock options (the “Exchange Offer”) for a lesser number of restricted Class A Common Shares of equal value to the options. Each share of restricted stock granted in the option exchange will vest over two years, with 50 percent vesting on each of the first and second anniversaries of the restricted shares’ issue date. Pursuant to the Exchange Offer, 834,946 shares of restricted stock were issued in exchange for 4,147,951 options surrendered.

The following table summarizes information about stock option transactions:

(shares in thousands)	Number of Shares	Weighted- Average Exercise Price	Range of Exercise Prices

Outstanding at
December 31, 2009	8,016	$36.20	$20 - $49
Granted in 2010	598	$40.04	$39 - $47
Exercised in 2010	(1,952)	$33.32	$20 - $48
Forfeited in 2010	(135)	$39.31	$20 - $48

Outstanding at December 31, 2010	6,527	$37.33	$20 - $49

Options exercisable at December 31, 2010	4,880	$40.32	$20 - $49

The following table presents additional information about exercises of stock options:

(in thousands)	For the years ended December 31,
	2010	2009	2008
Cash received upon exercise	$65,230	$27,735	$5,873
Intrinsic value (market value on date of exercise less exercise price)	29,793	6,863	4,068

Substantially all options granted prior to 2009 are exercisable. Options generally become exercisable over a three-year period. Information about options outstanding and options exercisable by year of grant is as follows:

(dollars in millions, except per share amounts)
			Options Outstanding			Options Exercisable
Year of Grant	Range of Exercise Prices	Average Remaining Term (in years)	Options on Shares Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value (in millions)	Options on Shares Exercisable	Weighted Average Exercise Price	Aggregate Intrinsic Value (in millions)
2001 - expire in 2011	$27 - 32	0.25	130,205	$30.00	$2.7	130,205	$30.00	$2.7
2002 - expire in 2012	35 - 36	1.19	405,694	35.26	6.3	405,694	35.26	6.3
2003 - expire in 2013	37 - 43	2.19	724,328	37.45	9.6	724,328	37.45	9.6
2004 - expire in 2014	43 - 49	3.21	1,123,194	45.85	5.5	1,123,194	45.85	5.5
2005 - expire in 2013	43 - 48	2.14	687,032	43.82	4.7	687,032	43.82	4.7
2006 - expire in 2014	40 - 46	3.18	777,212	45.20	4.3	777,212	45.20	4.3
2007 - expire in 2015	39 - 46	4.18	393,977	44.74	2.4	393,977	44.74	2.4
2008 - expire in 2016	40 - 43	5.16	215,320	39.98	2.3	150,776	40.06	1.6
2009 - expire in 2017	20 - 37	6.16	1,479,765	21.43	43.3	486,097	22.58	13.7
2010 - expire in 2018	39 - 47	7.17	590,738	40.04	6.3	1,317	39.44	—

Total	$20 - 49	3.48	6,527,465	$37.33	$87.4	4,879,832	$40.32	$50.8

Restricted Stock Units – Awards of restricted stock units (“RSUs”) are converted into equal number of Class A Common shares at the vesting date. The fair value of RSUs is based on the closing price of the common stock on the date of grant. RSUs vest over a range of three to five years, conditioned upon the continued employment through that period.

The following table presents additional information about RSUs:

(shares in thousands)		Grant Date Fair Value
	Units	Weighted Average
Unvested units at
December 31, 2009
Units awarded in 2010	443	$31.56
Units converted in 2010	(58)	$20.48

Unvested units at December 31, 2010	385	$29.89

In addition, performance based RSUs (“PBRSUs”) have been awarded represent the right to receive a grant of RSUs if certain performance measures are met. Each award specifies a target number of shares to be issued and the specific performance criteria that must be met. The number of shares that an employee receives may be less or more than the target number of shares depending on the extent to which the specified performance measures are met or exceeded. The shares earned are issued as RSUs following the annual performance period and vest over a three year service period from the date of issuance. During 2010 PBRSUs with a target of 279,062 Class A Common shares were granted with a weighted-average grant price of $41.08. As of December 31, 2010, we anticipate issuing approximately 238,000 RSUs related to this award in 2011 and 71,000 RSUs related to this award in 2012.

Restricted Stock – Awards of Class A Common shares (“restricted stock”) generally require no payment by the employee. Restricted stock awards generally vest over a three-year period, conditioned upon the individual’s continued employment through that period. The vesting of certain awards may also be accelerated if certain performance targets are met. Vesting of awards is immediately accelerated upon the death or disability of the employee or upon a change in control of SNI or in the business in which the individual is employed. Unvested awards are forfeited if employment is terminated for other reasons. Awards are nontransferable during the vesting period, but the shares are entitled to all the rights of an outstanding share. There are no post-vesting restrictions on shares granted to employees and non-employee directors. At the election of the employee, restricted stock awards may be converted to RSUs prior to vesting.

Information related to restricted stock transactions is presented below:

(shares in thousands)		Grant Date Fair Value
	Number of Shares	Weighted Average	Range of Prices
Unvested shares at
December 31, 2009	1,095	$31.05	$21 - $49
Shares awarded in 2010	43	$23.75	$23.75
Shares vested in 2010	(613)	$31.19	$21 - $49
Shares forfeited in 2010	(10)	$30.71	$28 - $43

Unvested shares at December 31, 2010	515	$29.50	$21 - $43

The following table presents additional information about restricted stock vesting:

(in thousands)	For the years ended December 31,
	2010	2009	2008
Fair value of shares vested	$26,180	$3,735	$1,225

Stock-Based Compensation – In accordance with share-based payment accounting guidance, compensation cost is based on the grant-date fair value of the award. The fair value of awards that grant the employee the right to the appreciation of the underlying shares, such as share options, is measured using a lattice-based binomial model. The fair value of awards that grant the employee the underlying shares is measured by the fair value of a Class A Common share.

Compensation costs, net of estimated forfeitures due to termination of employment or failure to meet performance targets, are recognized on a straight-line basis over the requisite service period of the award. The requisite service period is generally the vesting period stated in the award. However, because option based compensation grants vest upon the retirement of the employee, grants to retirement-eligible employees are expensed immediately and grants to employees who will become retirement eligible prior to the end of the stated vesting period are expensed over such shorter period.

Compensation costs of stock options are estimated on the date of grant using a binomial lattice model. The weighted-average assumptions E. W. Scripps used in the model for pre-Separation grants in 2008 are as follows:

2008
Weighted-average fair value of stock options granted	$9.18
Assumptions used to determine fair value:
Dividend yield	1.3%
Risk-free rate of return	3.1%
Expected life of options (years)	6.00
Expected volatility	19.3%

The weighted-average assumptions Scripps Networks Interactive, Inc. used in the model for post-Separation grants are as follows:

	2010	2009	2008
Weighted-average fair value of stock options granted	$13.89	$6.10	$8.46
Assumptions used to determine fair value:
Dividend yield	0.75%	1.5%	0.8%
Risk-free rate of return	2.52%	1.9%	3.4%
Expected life of options (years)	4.9	5	5.45
Expected volatility	38.3%	34.0%	23.0%

Dividend yield considers our historical dividend yield paid and expected dividend yield paid over the life of the options. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The expected life of employee stock options represents the weighted-average period the stock options are expected to remain outstanding and is a derived output of the valuation model. Expected volatility is based on a combination of historical share price volatility for a longer period and the implied volatility of exchange-traded options on our Class A Common shares.

For periods presented prior to the Separation, stock-based compensation expense attributable to employees of the Company has been allocated in the consolidated and combined statements of operations. In addition, stock-based compensation expense attributable to E. W. Scripps corporate employees has been allocated to the Company based on revenue. For periods after the separation, stock-based compensation costs represent expenses from newly issued SNI awards and expenses from E. W. Scripps awards converted to equivalent share based awards in SNI stock.

A summary of stock-based compensation costs is as follows:

(in thousands)	For the years ended December 31,
	2010	2009	2008
Allocated stock-based compensation costs			$8,157
Compensation cost on SNI stock awards	$20,665	$17,136	10,608

Total stock-based compensation costs	$20,665	$17,136	$18,765

As of December 31, 2010, $6.9 million of total unrecognized stock-based compensation cost related to stock options is expected to be recognized over a weighted-average period of 1.4 years. In addition, $17.9 million of total unrecognized stock-based compensation cost related to restricted stock awards, including RSUs and PBRSUs, is expected to be recognized over a weighted-average period of 1.3 years.

As a result of the distribution of SNI to the shareholders of E. W. Scripps, SNI employees holding share-based equity awards, including share options and restricted shares, have received modified awards in our Company’s stock. A charge of $4.9 million was recorded at the time of modification related to our employees. As of December 31, 2010, the modification also created approximately $0.1 million of unrecognized stock based compensation associated with our unvested stock options which is expected to be recognized over the first quarter 2011.

As of December 31, 2010, the Exchange Offer created approximately $0.1 million of unrecognized stock based compensation as a result of the Exchange Offer that will be recognized over the modified two year vesting period of the newly issued restricted stock.

24. Summarized Quarterly Financial Information (Unaudited)

Summarized financial information is as follows:

(in thousands, except per share data) 2010	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
Operating revenues	$431,787	$478,730	$466,885	$505,291	$1,882,693
Costs and expenses	(261,508)	(256,806)	(250,166)	(279,073)	(1,047,553)
Depreciation and amortization of intangible assets	(23,053)	(24,790)	(21,761)	(21,747)	(91,351)
Gains (losses) on disposal of PP&E	(121)	(1,171)	31	(250)	(1,511)
Interest expense	(8,481)	(9,291)	(8,774)	(8,621)	(35,167)
Equity in earnings of affiliates	6,176	8,366	6,940	8,644	30,126
Miscellaneous, net	(133)	377	(898)	(922)	(1,576)
Provision for income taxes	(46,352)	(61,884)	(55,803)	(55,388)	(219,427)

Income from continuing operations, net of tax	98,315	133,531	136,454	147,934	516,234
Income (loss) from discontinued operations, net of tax	(2,533)	8,174	(317)	7,451	12,775

Net income	95,782	141,705	136,137	155,385	529,009
Net income attributable to noncontrolling interests	(23,324)	(35,497)	(34,444)	(24,772)	(118,037)

Net income attributable to SNI	$72,458	$106,208	$101,693	$130,613	$410,972

Basic income per share:
Income from continuing operations attributable to SNI common shareholders	$.45	$.59	$.61	$.73	$2.39
Income from discontinued operations, net of tax, attributable to SNI common shareholders	(.02)	.05	(.00)	.04	.08

Net income attributable to SNI common shareholders	$.44	$.64	$.61	$.78	$2.46

Diluted income per share:
Income from continuing operations attributable to SNI common shareholders	$.45	$.58	$.61	$.73	$2.37
Income from discontinued operations, net of tax, attributable to SNI common shareholders	(.02)	.05	(.00)	.04	.08

Net income attributable to SNI common shareholders	$.43	$.63	$.61	$.77	$2.45

Amounts attributable to SNI:
Income from continuing operations	$74,991	$98,034	$102,010	$123,162	$398,197
Income (loss) from discontinued operations	(2,533)	8,174	(317)	7,451	12,775

Net income attributable to SNI	$72,458	$106,208	$101,693	$130,613	$410,972

Weighted average shares outstanding:
Basic	166,000	166,683	166,731	167,596	166,800
Diluted	167,031	167,802	167,791	169,220	168,009

Cash dividends per share of common stock	$.08	$.08	$.08	$.08	$.30

2009	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
Operating revenues	$310,644	$350,502	$325,478	$380,704	$1,367,328
Costs and expenses	(178,402)	(191,677)	(187,590)	(238,746)	(796,415)
Depreciation and amortization of intangible assets	(8,687)	(9,276)	(10,177)	(12,468)	(40,608)
Gains (losses) on disposal of PP&E	(55)		(516)	(184)	(755)
Interest expense	(337)	(399)	(285)	(1,789)	(2,810)
Travel Channel financing costs				(12,118)	(12,118)
Equity in earnings of affiliates	2,093	5,868	4,873	5,792	18,626
Miscellaneous, net	417	(757)	(1,346)	(370)	(2,056)
Provision for income taxes	(40,735)	(50,134)	(42,812)	(37,052)	(170,733)

Income from continuing operations, net of tax	84,938	104,127	87,625	83,769	360,459
Income (loss) from discontinued operations, net of tax	(5,039)	(274)	(2,526)	32,254	24,415

Net income	79,899	103,853	85,099	116,023	384,874
Net income attributable to noncontrolling interests	(19,771)	(24,329)	(19,779)	(21,669)	(85,548)

Net income attributable to SNI	$60,128	$79,524	$65,320	$94,354	$299,326

Basic income (loss) per share:
Income from continuing operations attributable to SNI common shareholders	$.40	$.49	$.41	$.38	$1.67
Income (loss) from discontinued operations, net of tax, attributable to SNI common shareholders	(.03)	(.00)	(.02)	.20	.15

Net income attributable to SNI common shareholders	$.37	$.49	$.40	$.57	$1.81

Diluted income (loss) per share:
Income from continuing operations attributable to SNI common shareholders	$.40	$.49	$.41	$.37	$1.66
Income (loss) from discontinued operations, net of tax, attributable to SNI common shareholders	(.03)	(.00)	(.02)	.19	.15

Net income attributable to SNI common shareholders	$.37	$.48	$.39	$.57	$1.81

Amounts attributable to SNI:
Income from continuing operations	$65,167	$79,798	$67,846	$62,100	$274,911
Income (loss) from discontinued operations	(5,039)	(274)	(2,526)	32,254	24,415

Net income attributable to SNI	$60,128	$79,524	$65,320	$94,354	$299,326

Weighted average shares outstanding:
Basic	163,516	163,954	165,329	164,574	164,921
Diluted	163,907	164,396	165,736	165,608	165,381

Cash dividends per share of common stock	$.08	$.08	$.08	$.08	$.30

The sum of the quarterly net income per share amounts may not equal the reported annual amount because each is computed independently based upon the weighted-average number of shares outstanding for the period.